Exhibit 10.1

EQUITY PURCHASE AGREEMENT

by and among

ENERGY & MINING HOLDING COMPANY, LLC,

AEGION CORPORATION,

BRINDERSON, L.P.,

GENERAL ENERGY SERVICES,

GARY BRINDERSON

(solely for the purposes of Section 6.4, Section 6.7 and Article X)

ENERGY CONSTRUCTORS, INC.

(solely for the purposes of Section 6.15 and Article X)

and

EQUITY HOLDERS LISTED ON THE SIGNATURE PAGES HERETO

Dated June 24, 2013

i

Table of Contents
(continued)

ii

Table of Contents
(continued)

Schedules
Schedule 1.1	Knowledge of Sellers
Schedule 2.1	Pro-Rata Percentage
Schedule 2.3(l)	Terminations
Schedule 2.3(o)	Consents and Approvals
Schedule 2.3(p)	Payoff Letters
Schedule 6.7(a)	Covenant Not to Compete
Schedule 8.2(a)(v)	Indemnification Matters

Exhibits
Exhibit A	Assignment Agreement
Exhibit B	Working Capital Schedule
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Lease Amendment
Exhibit E	Trust Certificate of Key Seller

iii

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”) is entered into as of June 24, 2013 (the “Effective Date”), by and among Energy and Mining Holding Company, LLC, a Delaware limited liability company (“Buyer”), Aegion Corporation, a Delaware corporation (“Parent” and Buyer, each a “Buyer Party” and, collectively, the “Buyer Parties”), the equity holders set forth on the signature pages to this Agreement (collectively the “Sellers” and each a “Seller”), Brinderson, L.P., a California limited partnership (the “Limited Partnership”), General Energy Services, a California corporation (the “General Partner” and the Limited Partnership, each a “Company” and, collectively, the “Companies”), solely for the purposes of Section 6.4 Section 6.7 and Article X, Gary Brinderson, an individual, and solely for the purposes of Section 6.15 and Article X, Energy Constructors, Inc., a Nevada corporation (“Energy Constructors”). Buyer, Parent, Sellers and the Companies are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Sellers collectively own 96.4% of the issued and outstanding partnership interest of the Limited Partnership (the “Limited Partnership Interest”) and the General Partner owns the remaining 3.6% of the issued and outstanding partnership interest of the Limited Partnership (the “General Partner Interest” and together with the Limited Partnership Interest, the “Partnership Interest”);

WHEREAS, one of the Sellers, Tim W. Carr, Southpac Trust International, Inc. and Richard B. Fontaine, Trustees of the BCSD Trust dated 1/28/93, as amended and restated (“Key Seller”), owns all of the issued and outstanding capital stock of the General Partner (the “GES Shares” and together with the Limited Partnership Interest, the “Equity Interests”);

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Equity Interests, for the consideration and on the terms set forth in this Agreement;

WHERAS, Brinderson Constructors Inc., a California corporation (“Constructors”), provides the union workforce utilized by the Limited Partnership in the operation of its business;

WHERAS, Energy Constructors owns all of the issued and outstanding capital stock of Constructors (the “Constructors Shares”); and

WHEREAS, at the Closing, Sellers will cause Energy Constructors to transfer the Constructor Shares to Buyer on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Certain Defined Terms. As used in this Agreement, the Schedules and Exhibits thereto and the Seller Disclosure Letter delivered pursuant hereto, the following definitions will apply:

“3330 Harbor Lease” means that certain Office Lease, dated as of April 1, 2006, by and between 3330 Harbor Boulevard Associates, LLC, a California limited liability company, as landlord, and the Limited Partnership, as tenant, as amended by First Amendment to Lease, dated as of October 1, 2006, Second Amendment to Lease, dated as of July 1, 2007, Third Amendment to Lease, dated as of August 1, 2008, Fourth Amendment to Lease, dated as of December 9, 2010 and Fifth Amendment to Lease, dated as of January 1, 2013.

“Accounts Receivable” means all accounts receivable owing to any Target Company arising out of the operation of the Business and outstanding on the Closing Date determined in accordance with GAAP, consistently applied in accordance with past practices, and the methods, policies and procedures used in preparing the Balance Sheet.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term “controls” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning given in the Preamble to this Agreement.

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Assignment Agreement” means the assignment agreement, by and between Buyer and Sellers, in the form attached hereto as Exhibit A.

“Balance Sheet” has the meaning given in Section 3.4.

“Balance Sheet Date” has the meaning given in Section 3.4.

“Basket” has the meaning given in Section 8.2(c)(i).

“Buyer Party” and “Buyer Parties” have the meanings given in the Preamble to this Agreement.

“Business” means the provision of engineering, procurement, construction, maintenance and turnaround services to the upstream oil and gas production, gas processing, oil refining, terminals and pipelines, chemicals, renewable energy, and industrial manufacturing industries.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Delaware.

“Buyer” has the meaning given in the Preamble to this Agreement.

“Buyer Indemnitees” has the meaning given in Section 8.2(a).

“Cap Amount” has the meaning given in Section 8.2(c)(ii)(A).

“Cash” means cash, cash equivalents, certificates of deposit and marketable securities with maturities of 90 days or less, less outstanding checks and plus deposits in transit.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim” means a written claim for indemnification delivered pursuant to Article VIII.

“Closing” has the meaning given in Section 2.2.

“Closing Adjustment” means the sum, which may be positive, negative, or zero, of the Preliminary Working Capital Value minus $20,071,000.

“Closing Balance Sheet” has the meaning given in Section 2.5(b).

“Closing Date” means the date on which the Closing occurs.

“Closing Date Cash” has the meaning given in Section 2.1(b).

“Closing Payment” has the meaning given in Section 2.1(b).

“Code” means the Internal Revenue Code of 1986, as amended, or as hereafter amended.

“Company” and “Companies” have the meanings given in the Preamble to this Agreement.

“Company Benefit Plan” has the meaning given in Section 3.13(a).

“Company Indebtedness” means, with respect to the Target Companies, without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations under conditional sale or other title retention agreements relating to property purchased by the Target Companies, (iv) all obligations issued or assumed as the deferred purchase price of property (excluding obligations to creditors for raw materials, inventory and supplies incurred in the ordinary course of business), (v) all capitalized lease obligations determined in accordance with GAAP, consistently applied in accordance with past practices, (vi) all obligations of others secured by any Liens on property or assets owned by the Target Companies, (vii) all obligations under interest rate or currency swap transactions (valued at the termination value thereof), (viii) all letters of credit issued for the account of the Target Companies (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business and unfunded letters of credit), (ix) all obligations to purchase securities (or other property) that arise out of or in connection with the sale of the same or substantially similar securities or property, (x) all guarantees and arrangements having the economic effect of a guarantee by the Target Companies of any indebtedness of any other Person, (xi) all interest, any premiums payable or any other costs or charges (including any prepayment penalties) on any instruments or obligations described in clauses (i) through (x) hereof.

“Company Intellectual Property” means any Intellectual Property that is owned by a Target Company.

“Company Registered Intellectual Property” has the meaning given in Section 3.9(a).

“Constructors” has the meaning given in the Recitals to this Agreement.

“Constructors Shares” has the meaning given in the Recitals to this Agreement.

“Constructors Transfer Document” has the meaning given in Section 2.3(g).

“Contract” means any written contract, agreement, lease, license, sales order, purchase order, or other legally binding commitment or instrument.

“Damages” means any and all liabilities, assessments, losses, damages, costs and expenses, whether or not arising out of Third-Party Claims (including interest, penalties, reasonable attorneys’ fees and expenses) and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing. The term “Damages” shall in all events exclude any punitive damages and any special, incidental, consequential, lost profits or damages based on diminution of value, a multiplier or similar concept except to the extent that such damages are the basis of, or included as a part of, a Third-Party Claim.

“DOJ” has the meaning given in Section 6.5(b).

“D&O Tail” has the meaning given in Section 6.13.

“Effective Date” has the meaning given in the Preamble to this Agreement.

“Effective Time” has the meaning given in Section 2.2.

“Energy Constructors” has the meaning given in the Preamble to this Agreement.

“Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, wetlands, groundwater, sediments, drinking water supply, ambient air, plants, wildlife, animals and natural resources. The term also includes indoor air, structures and building materials to the extent regulated under Environmental Laws.

“Environmental Laws” means, any federal, state or local statute, Law, regulation, rule, ordinance dealing with the pollution or protection of the Environment and natural resources, including indoor and ambient air, and includes, but is not necessarily limited to CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

“Equity Interests” has the meaning given in the Recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” means with respect to any Person, any other Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, such first Person or any of its subsidiaries as set forth in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” has the meaning given in Section 2.1(b).

“Escrow Agent” has the meaning given in Section 2.1(c).

“Escrow Agreement” means that certain Escrow Agreement entered into by and among Buyer, Key Seller and the Escrow Agent on the Effective Date, in the form attached hereto as Exhibit C.

“Escrow Amount” has the meaning given in Section 2.1(b).

“Estimated Closing Balance Sheet” has the meaning given in Section 2.5(a).

“Final Working Capital Schedule” means the working capital schedule as finally determined in accordance with Sections 2.5(b) and 2.5(c).

“Final Working Capital Value” means the sum, which may be positive, negative, or zero, of the Net Current Assets minus the Net Current Liabilities as reflected on the Final Working Capital Schedule.

“Financial Statements” has the meaning given in Section 3.4.

“FTC” has the meaning given in Section 6.5(b).

“Fundamental Representations” has the meaning given in Section 8.1(b).

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning given in the Preamble to this Agreement.

“General Partner Interest” has the meaning given in the Recitals to this Agreement.

“GES Shares” has the meaning given in the Recitals to this Agreement.

“Governmental Entity” means any government or any agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Substance” means any solid, liquid, gaseous pollutant, element, chemical, compound, irritant, substance, vapor or waste regulated as a “contaminant,” “hazardous material,” “hazardous substance,” “hazardous waste” or “pollutant” under any applicable Environmental Law, including but not necessarily limited to: explosives, radioactive materials, mold, solid waste, hazardous waste, asbestos-containing material, polychlorinated biphenyls, pesticides, lead-based paint, petroleum, petroleum-based products and constituents thereof, radiation, and any other material, substance or waste to which liability may be imposed under any applicable Environmental Law.

“HSR” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations promulgated thereunder.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all trade secrets, proprietary information, Know-How, Technology, technical data and customer lists, and all rights arising out of or associated with any documentation relating to the foregoing; (b) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (c) all internet domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; and (d) patents and utility models and applications therefor.

“Key Seller” has the meaning given in the Recitals to this Agreement.

“Know-How” means proprietary trade secrets, formulae, invention records, specifications, quality control procedures, manufacturing processes and other know-how.

“Knowledge of Sellers” or any variant thereof means, with respect to those individuals set forth on Schedule 1.1, that such individual is actually aware of such fact or matter.

“Law” means any constitutional provision, statute, ordinance or other law, rule or regulation of any Governmental Entity and any Order.

“Leased Real Property” means the real property currently leased by a Target Company, as tenant or subtenant, together with, to the extent leased by a Target Company, all buildings and other structures, facilities, fixtures or improvements that are located thereon and all easements, licenses, rights and appurtenances in favor of a Target Company relating to the foregoing.

“Liability” means any debt, liability or obligation (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due).

“Liens” mean any mortgage, lien, pledge, security interest, charge, restrictions and encumbrances of any nature.

“Limited Partnership” has the meaning given in the Preamble to this Agreement.

“Limited Partnership Interest” has the meaning given in the Recitals to this Agreement.

“LP Agreement” means that certain September 2006 Amended and Restated Agreement of Limited Partnership for Brinderson, L.P. dated September 6, 2006, as amended from time to time.

“Management Services Agreement” means that certain Management Services Agreement, dated as of June 11, 2008, by and between the Limited Partnership and Brinderson Holdings Company.

“Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is materially adverse to the business, properties, financial condition or results of operations of the Target Companies, taken as a whole; provided, that none of the following (individually or in combination) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any event, violation, inaccuracy, circumstance or other matter resulting from or relating to (directly or indirectly) (a) changes in general local, domestic, foreign or international economic, financial market, business or geopolitical conditions (provided that the Target Companies, taken as a whole, are not affected in a materially disproportionate manner thereby), (b) general changes or developments in any of the industries in which a Target Company operates (provided that the Business is not affected in a materially disproportionate manner thereby), (c) changes in laws, rules, regulations, orders or other binding directives issued by any Governmental Entity, (d) any actions taken or announced by Buyer or its Affiliates, or taken or announced by a Target Company or Sellers at the request or direction of Buyer or its Affiliates, (e) any inaction or failure to act by Buyer or its Affiliates, or by a Target Company or Sellers at the request of Buyer or its Affiliates, (f) the announcement of this Agreement or the transaction contemplated hereby, (g) changes in applicable laws or accounting rules of principles, including changes in GAAP, or (h) any terrorist acts, acts of war, natural disasters or health emergencies.

“Material Contracts” has the meaning given in Section 3.7.

“Missing Payment” has the meaning given in Section 8.2(d).

“Net Current Assets” means the net current assets of the Limited Partnership calculated in accordance with (i) the accounting principles, policies, procedures, categorizations, definitions, methods, practices and techniques specifically set out on Exhibit B, and (ii) to the extent not otherwise addressed in (i) above, GAAP, consistently applied in accordance with past practices, at the Closing Date.

“Net Current Liabilities” means the net current liabilities of the Limited Partnership calculated in accordance with (i) the accounting principles, policies, procedures, categorizations, definitions, methods, practices and techniques specifically set out on Exhibit B, and (ii) to the extent not otherwise addressed in (i) above, GAAP, consistently applied in accordance with past practices, at the Closing Date.

“Non-compete Parties” has the meaning given in Section 6.7(a).

“Non-Performing Seller” has the meaning given in Section 8.2(d).

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ.

“Other Antitrust Regulations” has the meaning given in Section 6.5(a).

“Other Closing Deductions” has the meaning given in Section 2.5(a).

“Other Rights and Remedies” has the meaning given in Section 8.7.

“Overpayment” has the meaning given in Section 2.5(f).

“Parent” has the meaning given in the Preamble to this Agreement.

“Partners Agreement” means that certain Partners and Unit Restriction Agreement, dated as of September 6, 2006, by and among the Limited Partnership and all of the partners listed on Exhibit A thereto, as amended.

“Partnership Interest” has the meaning given in the Recitals to this Agreement.

“Party” and “Parties” have the meaning given in the Preamble to this Agreement.

“Payoff Amount” means, in the aggregate, (a) the amounts set forth in payoff letters received from the holders of Company Indebtedness, pursuant to which such holders of Company Indebtedness agree that, if they receive funds in a specific amount set forth in such payoff letters, the Company Indebtedness owing to them will be fully satisfied, and (b) the amount of all other Company Indebtedness at the Closing.

“Permits and Licenses” means all authorizations, approvals, entitlements, variances, permits and licenses related to the business or assets of any Target Company issued by any Governmental Entity (including all applications and/or documents filed, and/or fees paid, in connection therewith).

“Permitted Liens” means (a) Liens for Taxes not yet due and payable; (b) statutory Liens of landlords that are granted by virtue of the lease or contract for rent; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of the Business and not yet delinquent; (d) in the case of the Real Property Leases, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by a Target Company; (e) Liens disclosed in the Financial Statements to the extent the related indebtedness or obligations are not otherwise required to be repaid pursuant to the terms of this Agreement; and (f) Liens created by or with the written consent of Buyer.

“Person” means an association, a corporation, a limited liability company, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Preliminary Working Capital Schedule” means a schedule prepared by the Limited Partnership setting forth Key Seller’s determination, in good faith, of the Net Current Assets, the Net Current Liabilities, and the Preliminary Working Capital Value, in each case as of the Effective Time (without taking into consideration the closing of the transactions contemplated by this Agreement).

“Preliminary Working Capital Value” means the sum, which may be positive, negative, or zero, of the Net Current Assets minus the Net Current Liabilities as reflected on the Preliminary Working Capital Schedule.

“Pro Rata Percentage” means, with respect to a Seller, the percentage of the Purchase Price received by such Seller at the Closing in accordance with Schedule 2.1.

“Purchase Price” has the meaning given in Section 2.1(b).

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended.

“Real Property Leases” means those lease agreements listed on Schedule 3.8(b) of the Seller Disclosure Letter.

“Restricted Person” and “Restricted Persons” have the meanings given in Section 6.7(b).

“Section 338(h)(10) Election” has the meaning given in Section 6.1(h).

“Selected Firm” has the meaning given in Section 2.5(c).

“Seller Disclosure Letter” means the disclosure letter and related schedules executed and delivered by Key Seller to Buyer and attached hereto. The Seller Disclosure Letter will be considered a part of this Agreement.

“Seller Disputed Claim” has the meaning given in Section 8.2(c)(iii).

“Seller Indemnitees” has the meaning given in Section 8.3(a).

“Seller Indemnifying Party” has the meaning given in Section 8.2(c)(iii).

“Seller Transaction Expenses” includes all out-of-pocket expenses (including all fees and expenses of legal counsel, accountants, investment bankers, experts and consultants) incurred by the Target Companies (on their own behalf or on behalf of Sellers) in connection with or principally related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including one-half of the fees of filings under HSR, one-half of the fees incurred in connection with entry into the Escrow Agreement and the transactions contemplated thereby and one-half of the premium for the D&O Tail.

“Seller” and “Sellers” have the meanings given in the Preamble to this Agreement.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Tax ending on the Closing Date shall (i) in the case of any property or similar Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date and the Target Companies closed their books as of the close of business on such date.

“Survival Period” has the meaning given in Section 8.1.

“Target Company” and “Target Companies” means, individually or collectively, depending on the context, the Limited Partnership, the General Partner and Constructors.

“Tax” or “Taxes” means (A) all net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, lease, service, service use, withholding, employment, payroll, earnings, net worth, unemployment insurance, Social Security, Medicare, excise, severance, transfer, value added, documentary, mortgage, registration, stamp, occupation, real or personal property, environmental, premium, property, windfall profits, customs, duties and other taxes, fees, levies, assessments or charges of any kind whatsoever, together with any interest, penalties, fines and other additions with respect thereto, imposed by any federal, territorial, state, provincial, local or foreign government; and (B) any penalties, interest, fines or other additions to tax for the failure to collect, withhold, or pay over any of the foregoing, or to accurately file any Tax Return.

“Tax Claim” has the meaning given in Section 6.1(e).

“Tax Return” means collectively, all reports, declarations, filings, questionnaires, estimates, returns, information statements and similar documents relating to, or required to be filed in respect of any Taxes, including, without limitation, any amendments thereof.

“Technology” means, collectively, designs, formulae, methods, techniques, ideas, data, improvements, inventions, software and Know-How, and all recordings, graphs, drawings, reports, analyses and other writings embodying any of the foregoing, in any form whether or not specifically listed herein.

“Termination Date” has the meaning given in Section 9.1(b).

“Territory” means the United States and Canada.

“Third-Party Awards” means any recoveries from third parties by a Buyer Indemnitee or Seller Indemnitee, as the case may be (including from insurance and third-party indemnification), in connection with Damages for which such Party seeks or receives indemnification hereunder.

“Third-Party Claim” has the meaning given in Section 8.5.

“Top 10 Customer” has the meaning given in Section 3.22.

“Transaction Documents” means the following: (a) this Agreement; (b) the stock powers required to be delivered by Sellers pursuant to Section 2.3(a); (c) the Assignment Agreement; (d) the Constructors Transfer Document; and (e) the Escrow Agreement.

“Unpaid Balance” has the meaning given in Section 2.5(e).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the related rules and regulations promulgated thereunder.

Section 1.2            Other Definitional Provisions. For all purposes of this Agreement, except as otherwise expressly provided:

(a)           the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular;

(b)           all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c)           all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement;

(d)           pronouns of either gender or neuter will include, as appropriate, the other pronoun forms;

(e)           the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(f)            the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”;

(g)           the word “or” is used in the inclusive sense of “and/or”;

(h)           with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(i)            all dollar amounts are in U.S. dollars.

ARTICLE II

PURCHASE AND SALE OF SECURITIES

Section 2.1            Purchase and Sale of Interest. On the terms and subject to the conditions of this Agreement, at the Closing:

(a)           Sellers will sell, convey, assign, transfer and deliver to Buyer (or its Affiliate), and Buyer (or its Affiliate) will purchase, acquire and accept from Sellers, the Equity Interests.

(b)           Buyer will, and Parent will cause Buyer to, pay to Sellers an aggregate amount of One Hundred Fifty Million Dollars ($150,000,000) (the “Purchase Price”), plus the Closing Adjustment (if a positive number) or less the Closing Adjustment (if a negative number), plus Cash of the Target Companies as of the Closing Date (the “Closing Date Cash”), plus Twenty-Five Thousand Dollars ($25,000) as reimbursement for certain tax expenses, minus any Seller Transaction Expenses which remain unpaid as of the Effective Time and which are not included as a liability in the calculation of the Closing Adjustment, minus the Payoff Amount for amounts which are not included as a liability in the calculation of the Closing Adjustment (collectively, the “Closing Payment”), of which Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Escrow Amount”) will be deducted from the Closing Payment payable to Sellers and deposited in escrow (the “Escrow Account”) in accordance with Section 2.1(c). The Closing Payment shall be allocated and payable to each Seller at the Closing as indicated next to such Seller’s name in Schedule 2.1. The Purchase Price will be subject to adjustment after the Closing as provided in Section 2.5. For the avoidance of doubt, an example of the method of calculating the Closing Payment and any post-closing adjustments pursuant to Section 2.5 based upon a pro forma Closing Balance Sheet is attached hereto as Schedule 2.1(b).

(c)           Buyer will, and Parent will cause Buyer to, deposit the Escrow Amount with JPMorgan Chase Bank, NA (the “Escrow Agent”) to be held in the Escrow Account by the Escrow Agent in accordance with the provisions of the Escrow Agreement.

(d)           Buyer shall, and Parent shall cause Buyer to, pay the Payoff Amount to the holders of the Company Indebtedness that have provided payoff letters pursuant to Section 2.3(p), with each such holder to receive the amount specified in such holder’s payoff letter.

(e)           Buyer, the Company (or its payroll provider) and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable to the applicable Sellers any amounts that are required by applicable Law to be deducted and withheld with respect to the Limited Partnership Interests which vest on the Closing Date. To the extent such amounts are lawfully withheld and properly paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made.

(f)           All payments required under this Section 2.1 or any other provision hereof will be made in cash by the wire transfer of immediately available funds to such bank account as designated herein (including any Schedule hereto) or in another written agreement entered into by the recipient in connection herewith or as otherwise designated in writing by the recipient, at least one (1) Business Day prior to the applicable payment date.

Section 2.2            Closing. The Closing of the transactions contemplated by this Agreement (the “Closing”) will, unless this Agreement is terminated in accordance with Article IX, take place at the offices of Thompson Coburn LLP, One US Bank Plaza, St. Louis, Missouri 63101, at 10:00 a.m. (local time) on the date that is two (2) Business Days after satisfaction (or waiver by the appropriate Party) of all conditions to closing, or at such other location and/or date and time as the Parties mutually agree. The Closing shall become effective at 12:01 am Pacific Time on the Closing Date (the “Effective Time”).

Section 2.3            Sellers Deliveries. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will deliver, or cause to be delivered, the following to Buyer:

(a)           Certificates collectively representing the GES Shares, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer. At Buyer’s election on the Closing Date, the GES Shares will be acquired by an Affiliate of Buyer rather than Buyer and such Affiliate shall be deemed to be the purchaser thereof.

(b)           Assignment Agreement, duly executed by Sellers, evidencing the transfer of the Limited Partnership Interest, together with certificates representing the Limited Partnership Interest. At Buyer’s election on the Closing Date, the Limited Partnership Interest will be transferred to an Affiliate of Buyer rather than Buyer and such Affiliate shall be deemed to be the purchaser thereof.

(c)           Certificates of good standing for each Target Company issued by the Secretary of State of California and each jurisdiction in which a Target Company is registered to do business as a foreign entity, dated as of a date that is as recent as practicable prior to the Closing Date, but at least within twenty (20) days of the Closing Date.

(d)           Copy of the LP Agreement and certificate of limited partnership, accompanied by a certificate, duly executed by the Secretary of the Limited Partnership, certifying such copy is accurate and complete.

(e)           Copies of the articles of incorporation and bylaws of the General Partner and Constructors, accompanied by a certificate, duly executed by the Secretaries of the General Partner and Constructors, as applicable, certifying such copies are accurate and complete.

(f)           Evidence that the transfer of the Limited Partnership Interest to Buyer has been approved pursuant to Section 2.5(a) of the Partners Agreement and that the rights of first refusal in the Partners Agreement have been waived.

(g)           Certificates collectively representing the Constructors Shares, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer (the “Constructors Transfer Document”). At Buyer’s election on the Closing Date, the Constructor Shares will be acquired by an Affiliate of Buyer rather than Buyer and such Affiliate shall be deemed to be the purchaser thereof.

(h)           A copy of unanimous written consents duly executed by the sole shareholder and sole director of Energy Constructors, authorizing and approving the Constructors Transfer Document and the transactions contemplated thereby.

(i)           A copy of resolutions or consents duly adopted by the Board of Directors of the General Partner, signed by the Secretary of the General Partner, authorizing and approving on behalf of the Companies the transactions contemplated by this Agreement.

(j)            Certificates that the conditions set forth in Section 7.2(a)(i) has been satisfied, dated as of the Closing Date and duly executed by the Key Seller.

(k)           The resignations (or evidence of removal) of each director and officer of the Target Company effective as of the Closing, and documents evidencing the substitution of Buyer’s designated officers as signatories to all bank accounts of the Target Companies.

(l)            Satisfactory evidence of termination on or prior to the Closing of, and payment of amounts owed under, the Management Services Agreement and those agreements set forth on Schedule 2.3(l).

(m)          Escrow Agreement, duly executed by Key Seller.

(n)           An affidavit duly executed by the Limited Partnership stating, under penalties of perjury, the Limited Partnership’s United States taxpayer identification number and that the Limited Partnership is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2).

(o)           The consents and approvals set forth on Schedule 2.3(o) of the Seller Disclosure Letter.

(p)           Duly executed payoff letters from the holders of Company Indebtedness listed on Schedule 2.3(p) indicating that such lenders have agreed to release all Liens in respect of such Company Indebtedness relating to the assets and properties of the Target Companies.

(q)           The Sixth Amendment to the 3330 Harbor Lease in the form attached hereto as Exhibit D, duly executed by the Limited Partnership and the landlord under the 3330 Harbor Lease.

(r)            A Trust Certificate duly executed by the Key Seller dated as of the Closing Date in the form attached hereto as Exhibit E.

(s)           The original minute books and corporate seals of the Target Companies, to the extent such items are available.

Section 2.4            Buyer Deliveries. Subject to the terms and conditions of this Agreement, at the Closing, Buyer will, and Parent will cause Buyer to, deliver, or cause to be delivered, the following to Sellers:

(a)           The Closing Payment paid pursuant to Section 2.1.

(b)           Assignment Agreement, duly executed by Buyer, evidencing the transfer of the Limited Partnership Interest.

(c)           A copy of resolutions or consents duly adopted by the Boards of Directors of each of Buyer and Parent, signed by the Secretary of each respective Board, authorizing and approving the transactions and obligations contemplated by this Agreement.

(d)           Certificates that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied, dated as of the Closing Date and duly executed by an authorized officer of each of Buyer and Parent.

(e)           Escrow Agreement, duly executed by Buyer and Escrow Agent.

Section 2.5            Purchase Price Adjustment.

(a)           Prior to the Closing Date, Sellers shall cause the Target Companies to settle all intercompany or affiliated receivables and payables which are owed by and/or received by any Target Company, Seller or Affiliate of any Seller or Target Company except for any such receivable and payables which are owed by and/or received by any Target Company to another Target Company. At least two (2) Business Days prior to the Closing Date, the Limited Partnership on behalf of Sellers shall prepare and deliver to Buyer an estimated balance sheet of the Limited Partnership as of immediately prior to the Closing (the “Estimated Closing Balance Sheet”), the Preliminary Working Capital Schedule based on the Estimated Closing Balance Sheet, estimated amounts to be deducted from the Purchase Price pursuant to Section 2.1(b), including the Seller Transaction Expenses and the Payoff Amount (the “Other Closing Deductions”) and the estimated amount of the Closing Date Cash. The Key Seller shall consult with Buyer in the preparation of the Preliminary Working Capital Schedule, the Other Closing Deductions and the estimated amount of the Closing Date Cash. The Preliminary Working Capital Schedule will be used to determine the Closing Adjustment on the Closing Date.

(b)           On or before the ninetieth (90th) day after the Closing Date, Buyer shall, and Parent shall cause Buyer to, prepare and deliver to the Key Seller a balance sheet of the Limited Partnership as of immediately prior to the Closing (the “Closing Balance Sheet”), a proposed Final Working Capital Schedule and Buyer’s proposed calculation of the Final Working Capital Value, the Closing Date Cash and the Other Closing Deductions (collectively, “Buyer Post-Closing Deliveries”). Key Seller shall have a period of sixty (60) days after Buyer’s delivery of the Buyer Post-Closing Deliveries during which to notify Buyer of any dispute of any item contained in the Buyer Post-Closing Deliveries, which notice will set forth in reasonable detail the basis for such dispute. If Key Seller does not notify Buyer of any such dispute within such sixty (60) day period, then the proposed Final Working Capital Schedule delivered by Buyer will be deemed to be the Final Working Capital Schedule and the other proposed calculations delivered in the Buyer Post-Closing Deliveries shall be deemed to be final. Buyer and Key Seller will cooperate in good faith to attempt to resolve any such dispute as promptly as possible, and upon such resolution, Buyer and Key Seller will prepare a working capital schedule in accordance with such resolution, which shall be deemed the Final Working Capital Schedule, and calculations of the final amount of the Other Closing Deductions and the Closing Date Cash.

(c)           If Buyer and Key Seller are unable to resolve any dispute regarding the Buyer Post-Closing Deliveries within thirty (30) days after Buyer’s receipt of notice from Key Seller that Key Seller disputes any aspect of such items, or such longer period as Buyer and Key Seller may mutually agree upon in writing, such dispute and each Party’s work papers related thereto will be submitted to, and all issues having a bearing on such dispute will be resolved by, (x) KPMG, or (y) if such accounting firm is unable or unwilling to take such assignment, a reputable independent accounting firm mutually agreed upon by Buyer and Key Seller (such identified accounting firm or agreed upon accounting firm, as the case may be, the “Selected Firm”). Such resolution will be final and binding on the Parties. The Parties will direct the Selected Firm to use commercially reasonable efforts to complete its work within thirty (30) days after its engagement. In resolving any matters in dispute, the Selected Firm may not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Key Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Key Seller, on the other hand. The Selected Firm’s determination of the Final Working Capital Schedule, the final Closing Date Cash and the final Other Closing Deductions will be based solely on presentations by Key Seller and Buyer, which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Selected Firm’s determination of the Final Working Capital Schedule, the final Closing Date Cash and the final Other Closing Deductions will become final and binding on the Parties on the date the Selected Firm delivers its final resolution in writing to the Parties. The fees, costs and expenses of the Selected Firm (i) will be borne by Sellers in the proportion that the aggregate dollar amount of all such disputed items so submitted that are resolved against Key Seller (as finally determined by the Selected Firm) bears to the aggregate dollar amount of such items so submitted and (ii) will be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are resolved against Buyer bears to the aggregate dollar amount of all such items so submitted.

(d)           Buyer will, and Parent will cause Buyer to, grant Key Seller and any of its advisors reasonable access to the books and records of the Target Companies, including but not limited to the work papers and back up materials relating to the Net Current Assets, the Net Current Liabilities, the Closing Date Cash and the Other Closing Deductions, and the Limited Partnership’s relevant personnel and representatives, to allow Key Seller to handle its review of, and any disputes relating to, the Buyer Post-Closing Deliveries under this Section 2.5.

(e)           If the Final Working Capital Value exceeds the Preliminary Working Capital Value (such difference being referred to herein as the “Unpaid Balance”), then, within five (5) Business Days after the determination of the Final Working Capital Value, Buyer will, and Parent will cause Buyer to, pay Sellers collectively (with each Seller entitled to receive its Pro Rata Percentage of such amount) an amount equal to the Unpaid Balance. If the final amount of the Closing Date Cash as determined pursuant to this Section 2.5 exceeds the estimated amount added to the Purchase Price at Closing then, within five (5) Business Days after the determination of the final amount of the Closing Date Cash, Buyer will, and Parent will cause Buyer to pay Sellers collectively (with each Seller entitled to receive its Pro Rata Percentage of such amount) an amount equal to such excess. If the final amount of the Other Closing Deductions as determined pursuant to this Section 2.5 is less than the estimated amount deducted from the Purchase Price at Closing for such items then, within five (5) Business Days after the determination of the final amount of the Other Closing Deductions, Buyer will, and Parent will cause Buyer to, pay Sellers collectively (with each Seller entitled to receive its Pro Rata Percentage of such amount) an amount equal to such difference.

(f)           If the Final Working Capital Value is less than the Preliminary Working Capital Value (such difference being referred to herein as the “Overpayment”), then, within five (5) Business Days after the determination of the Final Working Capital Value, Sellers will pay Buyer an amount equal to the Overpayment (with each Seller to pay its Pro Rata Percentage of such amount). If the final amount of the Closing Date Cash as determined pursuant to this Section 2.5 is less than the estimated amount added to the Purchase Price at Closing, then, within five (5) Business Days after the determination of the final amount of the Closing Date Cash, Sellers will pay Buyer an amount equal to the difference (with each Seller to pay its Pro Rata Percentage of such amount). If the final amount of the other Closing Deductions as determined pursuant to this Section 2.5 is greater than the estimated amount deducted from the Purchase Price at Closing for such items, then, within five (5) Business Days after the determination of the final amount of the Other Closing Deductions, Sellers will pay Buyer an amount equal to the difference (with each Seller to pay its Pro Rata Percentage of such amount). Buyer may, upon Buyer’s election in its sole discretion, require payment of amounts pursuant to this Section 2.5(f) by release of funds to Buyer from the Escrow Account by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(g)           All amounts paid pursuant to this Section 2.5 will constitute an adjustment to the Purchase Price.

Section 2.6             Allocation of Purchase Price. The Parties intend for the purchase of the Equity Interests contemplated by this Agreement to be treated as a transaction governed by Rev. Rul. 99-6, 1999-1 C.B. 432 (Situation 2), with the Sellers being treated as having sold their Partnership Interests in the Limited Partnership directly to a Buyer Party (or a member of the Parent group) with the result that (i) the Limited Partnership is deemed to make a liquidating distribution of its assets and liabilities to the Sellers and the General Partner, and (ii) the Buyer Party (or a member of the Parent group) is deemed to acquire, by purchase, all of the assets (and assume all of liabilities) of the Limited Partnership (the “Purchased Assets”) from the Sellers and the General Partner.  The Parties agree to allocate the Purchase Price (and any capitalized costs and assumed liabilities) among the Purchased Assets in a manner consistent with Code Section 1060 and the regulations thereunder following the final determination of the Closing Balance Sheet pursuant to Section 2.5 in accordance with the following procedures. Promptly following, but no later than sixty (60) days following, the final determination of the Closing Balance Sheet pursuant to Section 2.5, Parent shall deliver to Key Seller a draft IRS Form 8594 and any required exhibits thereto setting forth in reasonable detail its proposed determination of the allocation of the Purchase Price (and any capitalized costs and assumed liabilities) among the Purchased Assets, which determination shall be reasonable and prepared in good faith (the “Section 1060 Allocation”).  To the extent that Key Seller in good faith disagrees with the content of the Section 1060 Allocation, Key Seller shall notify Parent within thirty (30) days following receipt of the Section 1060 Allocation and provide a written description of those items to which it disagrees.  Parent and Key Seller shall act in good faith to resolve any disagreement regarding the Section 1060 Allocation and finalize it no later than one hundred twenty (120) days following the final determination of the Closing Balance Sheet pursuant to Section 2.5, but in any event prior to the required filing deadline for IRS Form 8594. If Parent and Key Seller are not able to resolve their disagreement, they shall submit the disagreement to the Selected Firm set forth in Section 2.5 for resolution.  Upon finalizing the Section 1060 Allocation, the Parties shall execute and timely file IRS Form 8594 (and any equivalent state, municipal, county, or foreign Tax form).  The Section 1060 Allocation shall be binding on Sellers, Buyer, Parent and the Limited Partnership, and neither Sellers, nor Buyer, nor Parent nor the Limited Partnership shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Section 1060 Allocation unless required to do so by applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF SELLERS

Except as disclosed in the Seller Disclosure Letter, Sellers hereby represent and warrant to the Buyer Parties as set forth in this Article III. Items and matters disclosed in the Seller Disclosure Letter are organized to correspond to the sections and applicable subsections of this Article III to which the items and matters relate provided, that the Parties agree that if any item or matter is disclosed in one schedule of the Seller Disclosure Letter, it will be deemed to have been disclosed in any other schedule of the Seller Disclosure Letter to the extent the content and context of such disclosure makes it reasonably apparent on its face, if read in the context of such other schedules, that such disclosure is applicable to such other schedule.

Section 3.1            Organization and Good Standing.

(a)           The Limited Partnership (i) is a limited partnership duly organized and validly existing under the law of the State of California; (ii) has all requisite power and authority to carry on the Business as it is currently conducted; and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the ownership, operating or leasing of its properties makes such qualification necessary (which jurisdictions are set forth on Schedule 3.1(a) of the Seller Disclosure Letter), except for any failure to be in good standing in any such jurisdiction that would not, individually or in the aggregate, have or would be reasonably likely to have a Material Adverse Effect.

(b)           The General Partner (i) is a corporation duly organized and validly existing under the laws of the State of California; (ii) has all requisite corporate power and authority to carry on its business as such business is currently conducted; and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary (which jurisdictions are set forth on Schedule 3.1(b) of the Seller Disclosure Letter), except for any failure to be in good standing in any such jurisdiction that would not, individually or in the aggregate, have or would be reasonably likely to have a Material Adverse Effect.

(c)           Constructors (i) is a corporation duly organized and validly existing under the laws of the State of California; (ii) has all requisite corporate power and authority to carry on its business as such business is currently conducted; and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary (which jurisdictions are set forth on Schedule 3.1(c) of the Seller Disclosure Letter), except for any failure to be in good standing in any such jurisdiction that would not, individually or in the aggregate, have or would be reasonably likely to have a Material Adverse Effect.

(d)           Except for the Partners Agreement and the LP Agreement, there does not exist any voting agreement, stockholders agreement, partners agreement, pledge agreement, buy-sell agreement, right of first refusal arrangement, preemptive rights agreement, proxy or similar agreement relating to any equity interests of any Target Company. No Target Company owns, or has ever owned in the past five (5) years any equity interest in any other Person that is not a Target Company. No Target Company is, or has in the past five (5) years been, a member of, or participant in, any joint venture or similar arrangement that provides for the sharing of profits or liabilities.

Section 3.2            Capitalization; Equity Interests.

(a)           The Partnership Interest constitutes 100% of the total issued and outstanding partnership interest in the Limited Partnership. Schedule 3.2(a) of the Seller Disclosure Letter sets forth, for each Seller and the General Partner, the amount and class of Partnership Interest owned beneficially and of record by such Seller and General Partner, together with any vesting schedule applicable to such Partnership Interest. The General Partner has good and marketable title to and is the legal and beneficial owner of the General Partner Interest, free and clear of any Liens. Neither Company has any Contract to grant preemptive rights, rights of first refusal, options, warrants, registration rights and similar rights with respect to, or issue, exchange, transfer, sell or otherwise dispose of, or redeem, repurchase or otherwise acquire, any Partnership Interest or any other interest in the Limited Partnership or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from it, any Partnership Interest or any other interest in the Limited Partnership, and no such securities or obligations are issued or outstanding other than as contemplated by this Agreement, the Partners Agreement or the LP Agreement.

(b)           The authorized capital stock of the General Partner consists of 1,000,000 shares of common stock, no par value, of which 500,000 shares are issued and outstanding and constitute the GES Shares. All of the GES Shares have been duly authorized, are validly issued, fully-paid and non-assessable. Key Seller has good and marketable title to and is the legal and beneficial owner of the GES Shares, and on the Closing Date the GES Shares will be transferred to Buyer (or its Affiliate) free and clear of any Liens. Except for the capital stock of the General Partner held by Key Seller, there are no shares of capital stock or other equity interests in the General Partner issued or outstanding or any subscriptions, options, warrants, calls, rights (including preemptive rights), convertible securities or other agreements or commitments of any character obligating the General Partner to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any of its capital stock or other equity interests, or any Contracts obligating the General Partner to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, call, right or other agreement granting any Person any rights in the General Partner similar to capital stock or other equity interests other than as contemplated by this Agreement.

(c)           The authorized capital stock of Constructors consists of 10,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding and constitute the Constructors Shares. All of the Constructor Shares have been duly authorized, are validly issued, fully-paid and non-assessable. Energy Constructors has good and marketable title to and is the legal and beneficial owner of the Constructor Shares, and on the Closing Date the Constructor Shares will be transferred to Buyer (or its Affiliate) free and clear of any Liens. Except for the capital stock of Constructors held by Energy Constructors, there are no shares of capital stock or other equity interests in Constructors issued or outstanding or any subscriptions, options, warrants, calls, rights (including preemptive rights), convertible securities or other agreements or commitments of any character obligating Constructors to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any of its capital stock or other equity interests, or any Contracts obligating Constructors to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, call, right or other agreement granting any Person any rights in Constructors similar to capital stock or other equity interests other than as contemplated by this Agreement.

(d)           The General Partner has performed no business operations since its inception, other than serving as general partner of the Limited Partnership.      The General Partner holds no assets, Contracts or any other rights or obligations.

Section 3.3            No Conflict. The execution, delivery and performance by Sellers, Energy Constructors and the Target Companies of the Transaction Documents to which they are a party, and the consummation by Sellers, Energy Constructors and the Target Companies of the transactions contemplated by the Transaction Documents will not (a) violate the organizational documents of a Target Company or Energy Constructors or any material Law to which a Target Company or Energy Constructors is subject, (b) violate the Order of any court or Governmental Entity to which a Target Company or Energy Constructors is a party or is bound, (c) result in a material breach of or constitute (with due notice or lapse of time or both) a default under, require any consent of any Person pursuant to, modify any material rights under, or give to others any rights of termination, acceleration or cancellation of, any Material Contract, (d) except for applicable requirements of HSR, require any notice to, filing with, or the obtaining of any Approval from any Governmental Entity, or cause a breach or default under any Permits or Licenses, or (e) result in the creation of any Lien on any equity interests of any Target Company or any material assets of any Target Company.

Section 3.4            Financial Statements. Set forth in Schedule 3.4 of the Seller Disclosure Letter is (i) the audited consolidated balance sheet of the Limited Partnership (the “Balance Sheet”) as at January 1, 2012 and as at December 30, 2012 (the “Balance Sheet Date”) and the audited consolidated statements of income, partners’ equity, and cash flows for each of the two (2) fiscal years ended on such dates, and (ii) the unaudited consolidated balance sheet of the Limited Partnership as at April 30, 2013 and the unaudited consolidated statements of income, partners’ equity and cash flows for the four-month period ended on such date (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied in accordance with past practices throughout the periods indicated, accurately reflect the books and records of the Limited Partnership in all material respects and present fairly the financial condition of the Limited Partnership as of the dates and for the periods set forth therein, in each case, in accordance with GAAP, consistently applied in accordance with past practices during the periods involved, except as may be indicated in the notes thereto and except, with respect to the unaudited Financial Statements, for the absence of footnote disclosures required by GAAP and subject to customary year-end adjustments.

Section 3.5             Absence of Undisclosed Liabilities. No Target Company has any material Liabilities that are required pursuant to GAAP (applied on a basis consistent with past practices) to be reflected on a balance sheet, except (a) as reflected or expressly reserved against in the Balance Sheet and (b) for liabilities and obligations incurred in the ordinary course of the business and consistent with past practice since the Balance Sheet Date.

Section 3.6             Absence of Certain Changes. Since the Balance Sheet Date, there has not been a Material Adverse Effect and no Target Company has:

(a)           sold, leased, transferred or assigned any of its material assets, tangible or intangible, other than in the ordinary course of the business consistent with past practice;

(b)           entered into any Contract (other than agreements for the purchase or sale of inventory in the ordinary course of the business) either involving more than $150,000 annually or outside the ordinary course of the business;

(c)           accelerated, suspended, terminated, modified or canceled any Material Contract (or series of related Material Contracts) involving more than $150,000 to which it is a party or by which it is bound;

(d)           created or had a material Lien imposed on any of its assets other than Permitted Liens;

(e)           made any material capital expenditure (or series of related material capital expenditures) either involving more than $150,000 or outside the ordinary course of the business;

(f)           made any material capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $150,000 or outside the ordinary course of the business;

(g)           issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money outside the ordinary course of the business;

(h)           to the Knowledge of Sellers, canceled, compromised, waived or released any material right or claim;

(i)            other than in the ordinary course of the business, granted any license or sublicense of any rights under or with respect to any material Company Intellectual Property or sold, assigned or transferred any material Company Intellectual Property;

(j)            issued, sold or otherwise disposed of any of its equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests other than as contemplated by this Agreement;

(k)           granted any material increase in the compensation or made any other material change in employment terms of any of its employees whose annual compensation is in excess of $100,000 or any group of employees, in each case outside the ordinary course of the business;

(l)            adopted, materially amended or terminated any bonus, profit-sharing, incentive or other plan, contract or commitment for the benefit of any of its employees whose annual total compensation is in excess of $100,000 or any group of employees (or taken any such action with respect to any other plan, contract or commitment);

(m)          granted any severance or termination pay to any employee outside the ordinary course of business, or increased benefits payable under or conditions concerning eligibility to receive benefits under any existing Company Benefit Plan or employment agreements, in each case, outside the ordinary course of business;

(n)           made any material change in methods of accounting from those in effect on the Balance Sheet Date, other than changes required under GAAP or by Law;

(o)           made or permitted to be made any change in any Tax election, annual accounting period or accounting method, or amended, or caused or permitted to be amended any Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any claim to a refund of Taxes, or taken or permitted any other similar action, or omitted to take any action relating to the filing of any Tax Return or the payment of any Tax, that would reasonably be expected to materially and adversely affect a Target Company or any of their respective assets after Closing;

(p)           written off any accounts receivable of a Target Company outside the ordinary course of business; or

(q)           agreed to take any of the actions described in this Section 3.6.

Section 3.7            Material Contracts. Schedule 3.7 of the Seller Disclosure Letter lists each Material Contract to which a Target Company is a party and under which either a Target Company or any other party thereto has unperformed material obligations or unsatisfied material liabilities as of the Effective Date and the Closing Date. The following Contracts, and no others, will be deemed to be “Material Contracts”: any Contract that

(a)           is an employment agreement with any current or former employee pursuant to which a Target Company has any actual or contingent obligation to provide compensation and/or benefits after the Closing Date in consideration for past, present or future services; provided, that for the avoidance of doubt, such agreements do not include employment offer letters solely for at-will employment which provide for nothing other than cash compensation (other than incentive compensation or severance obligations) payable to employee up to the date of termination of employment;

(b)           provides for the payment or receipt by a Target Company of more than $150,000 per year, including any such Contracts with customers or clients;

(c)           is a Real Property Lease;

(d)           obligates a Target Company to make capital expenditures with respect to which the remaining unpaid balance is in excess of $150,000;

(e)           expressly restricts the ability of a Target Company to compete in any manner or place or solicit, engage or hire any Person;

(f)            relates to the borrowing of money or guarantee by a Target Company or to mortgaging, pledging or otherwise placing a Lien on any of their assets;

(g)           grants an option or a right of first refusal, right of first-offer or similar preferential right to purchase or acquire any material asset of a Target Company, other than in the ordinary course of business;

(h)           grants a license or sublicense by a Target Company to a third party under the Company Intellectual Property, other than Contracts that involve total payments that do not exceed $100,000 in the aggregate;

(i)            grants a license or sublicense by a third party to a Target Company, but not including licenses to (i) commercially available “off-the-shelf” software, and (ii) freeware or open source programs;

(j)            is a joint venture or partnership agreement or similar Contract that provides for the sharing of any profits;

(k)           relates to the sale or purchase of material assets or capital stock of any Person other than inventory in the ordinary course of the business, or provides for a dissolution, merger, consolidation, business combination, sale of stock or all or substantially all assets or similar extraordinary transaction involving a Target Company;

(l)            is with any labor union or association;

(m)          relates to the lease of any material asset to or from any Target Company under which the lessee is required to pay more than $150,000 per year;

(n)           is a Tax sharing agreement involving a Target Company;

(o)           is a Contract between or among any Target Company, on the one hand, and any Seller, Affiliate of any Seller or any officer or director of any Target Company, on the other hand, except for any Contract arising out of, or relating to, such persons employment with a Target Company; or

(p)           any bond or surety arrangement.

The Material Contracts are valid and binding obligations of a Target Company enforceable in accordance with their terms (except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) enforcement of such Contracts, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought). No material breach or default, alleged material breach or default, or, to the Knowledge of Sellers, event which would (with the passage of time, notice or both) constitute a material breach or default under a Material Contract by a Target Company has occurred and is continuing. To the Knowledge of Sellers, no other party to a Material Contract is in material breach or default under such Material Contract. True, correct and complete copies of all Material Contracts have been made available to Buyer or Parent.

Section 3.8             Property.

(a)           No Target Company owns or has ever owned any real property.

(b)           All of the Leased Real Property is listed on Schedule 3.8(b) of the Seller Disclosure Letter. The Real Property Leases constitute all of the Contracts in respect of the Leased Real Property. No Target Company owns or holds any interest in any real property of any kind or nature or has any explicit contractual right to use or occupy any real property, in each case other than as set forth on Schedule 3.8(b) of the Seller Disclosure Letter. The applicable Target Company identified in Schedule 3.8(b) of the Seller Disclosure Letter as the tenant of such Leased Real Property has a valid leasehold interest in the applicable Leased Real Property, free and clear of all Liens other than Permitted Liens. No Target Company has pledged, mortgaged, hypothecated, assigned, sublet, transferred, or granted any interest in any Real Property Lease, or any Leased Real Property, and no Target Company has any notice of any prior pledge, mortgage, hypothecation, or assignment of any Real Property Lease or the rents due thereunder, and no Target Company is a sublessor or grantor under any Real Property Lease, sublease, or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The counterparty to any Real Property Lease is not an Affiliate of any Seller or any Target Company.

(c)           The Leased Real Property has been maintained by the applicable Target Company in compliance with the terms of the applicable Real Property Lease. To the Knowledge of Sellers, no repairs or other work is required on the Leased Real Property in order to maintain the improvements on the Leased Real Property in accordance with the applicable Real Property Lease.

(d)           No Target Company has received written notice of any, and to the Knowledge of Sellers, there are no (i) assessments, pending or threatened, that would materially affect the operation, use, or maintenance of the Leased Real Property; or (ii) condemnation or eminent domain proceedings pending or threatened against the Leased Real Property nor any material damage to the Leased Real Property due to fire or casualty. No Target Company has received, within the last two (2) years, any written notice from any Governmental Entity for any, and to the Knowledge of Sellers, there is no violation of or non-compliance with any applicable Law which affects the Leased Real Property, including any building, fire safety, or zoning code violations relating to the Leased Real Property.

(e)           To the Knowledge of Sellers, the Leased Real Property and all improvements, buildings, structures, fixtures, building systems and equipment (including the mechanical, plumbing, heating, sprinkler and fire suppression, electrical and air conditioning systems), and all components thereof, are in good condition and repair in all material respects and sufficient for the operation of their Business and there are no material defects in any of the foregoing. To the Knowledge of Sellers, there is no defect or condition of the soil that could materially impair the operation or structural integrity of the Leased Real Property or any portion thereof. To the Knowledge of Sellers, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property and the current operations of the Target Companies are connected to the Leased Real Property and are operational and sufficient in all material respects for the operation of their Business as currently conducted thereon.

(f)           No security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full if required by such Real Property Leases.

(g)           No Target Company owes any brokerage commissions or finder’s fees with respect to any Real Property Lease. Except as set forth in the applicable Real Property Lease, no Target Company owes any sums for any improvements or allowances under such Real Property Lease.

(h)           The Target Companies have good title to, or a valid leasehold interest in the fixtures, machinery, equipment and other personal property reflected on the Balance Sheet (other than assets sold since the Balance Sheet Date in the ordinary course of business), free and clear of all Liens other than Permitted Liens.

(i)            The fixtures, machinery, equipment and other personal property necessary for the conduct of the Business as presently conducted are in good condition and repair in all material respects, ordinary wear and tear excepted.

(j)            The assets owned and leased by the Target Companies constitute all the assets necessary for the Target Companies to continue the conduct of their business following the Closing as such business is currently being conducted.

Section 3.9             Intellectual Property.

(a)           Schedule 3.9(a) of the Seller Disclosure Letter sets forth a list of all (a) patents, registered trademarks and registered copyrights, including any pending applications to register any of the foregoing, owned by a Target Company (the “Company Registered Intellectual Property”), and (b) all software and computer programs owned or used by any Target Company, whether in source code or object code, whether machine readable or otherwise, used to design, plan, organize and develop any of the foregoing, but not including so-called “off-the-shelf” products or “shrink wrap” software, and (c) all domain names owned by or licensed for use by the Target Companies in their respective businesses. The Company Registered Intellectual Property is subsisting and, to the Knowledge of the Sellers, valid and enforceable.

(b)           The Target Companies have (and, upon consummation of the transactions contemplated by this Agreement will continue to have) the sole and exclusive right, title and interest in and to, free and clear of all Liens (other than Permitted Liens), or, with respect to Intellectual Property owned by a Third Party, have valid and continuing rights to use, all Intellectual Property and Technology necessary for the operation of their respective businesses as currently conducted.

(c)           The operation of the businesses of the Target Companies as currently conducted does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction.

(d)           No Target Company or Key Seller has received in the past three (3) years written notice from any third party that the operation of the businesses of the Target Companies as currently conducted infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction. To the Knowledge of Sellers, no Person is infringing or misappropriating any Intellectual Property of the Target Companies in any material way.

(e)           The Target Companies have taken reasonable steps in accordance with standard industry practices to protect their Intellectual Property rights and at all times have maintained the confidentiality of all information that constitutes a trade secret of a Target Company.

Section 3.10          Permits and Licenses. Schedule 3.10 of the Seller Disclosure Letter lists the material Permits and Licenses held or applied for by a Target Company in connection with the operation of the businesses of the Target Companies as currently conducted by the Target Companies, other than customary business licenses that are routinely granted upon simple application. Such Permits and Licenses are in full force and effect and to the Knowledge of Sellers, there are no reasonable grounds to believe that any such Permits or Licenses shall not be renewed upon expiration. There are no Permits or Licenses that are necessary for the lawful operation in all material respects of the business of any Target Company as presently conducted or the ownership or utilization or operation of the presently-owned assets of the Target Companies. The Target Companies have fulfilled and performed all of their respective material obligations with respect to Permits and Licenses listed on Schedule 3.10 of the Seller Disclosure Letter. No Permit or License of any Target Company has been revoked or suspended within the preceding four years. No Target Company has been involved in an Action or, to the Knowledge of Sellers, investigation, whether formal or informal, to revoke, suspend, limit or restrict any Permit or License within the preceding four years. No Target Company has been notified by any Governmental Entity within the past two years that there is cause to revoke, suspend or materially limit or restrict any Permit or License held by a Target Company that is necessary in connection with the operation of the business of such Target Company as currently conducted.

Section 3.11           Compliance with Law. The operation of the businesses of the Target Companies as currently conducted, and the operation of the businesses of the Target Companies during the past four (4) years, has been in compliance in all material respects with all applicable Laws. During the past four (4) years, no Target Company has received any written notice from any Governmental Entity regarding any actual, alleged, or potential violation of, or failure to comply with, any applicable Law. No Target Company has received any written notice that any of them are now under investigation with respect to, and, to the Knowledge of Sellers, none of them are otherwise now under investigation with respect to, a material violation of any applicable Law. Notwithstanding any of the foregoing, this Section 3.11 will not apply to matters relating to Laws relating to employee benefit arrangements, the only representations and warranties as to which matters are stated in Section 3.13, or to Laws relating to labor matters, the only representations and warranties as to which matters are stated in Section 3.14, or to Laws relating to Tax matters, the only representations and warranties as to which are stated in Section 3.15, or to Environmental Laws, the only representations and warranties as to which matters are stated in Section 3.16.

Section 3.12           Legal Proceedings. There is no Order or Action pending, or, to the Knowledge of the Sellers, threatened, against or affecting a Target Company currently or in the past four (4) years, that, if determined adversely would (a) reasonably be expected to have a Material Adverse Effect or (b) materially and adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement or (c) reasonably be expected to result in liability to any Target Company in an amount greater than $100,000.

Section 3.13           Employee Benefits.

(a)           Plans. Schedule 3.13(a) of the Seller Disclosure Letter sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each and every other material plan, program or policy involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock or partnership interest options, stock or partnership interest appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by a Target Company or with respect to which a Target Company has or may in the future have any material liability. Each plan, program or policy required to be set forth on Schedule 3.13(a) of the Seller Disclosure Letter is referred to herein as a “Company Benefit Plan.” No Company Benefit Plan is (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan subject to Title IV of ERISA, or (iii) a plan subject to the minimum funding standards of Code Section 412 or Section 302 of ERISA.

(b)           Multiemployer Plans. No Target Company nor any of their ERISA Affiliates maintains or has ever maintained, contributed to or has had an obligation to contribute to a benefit plan that is a defined benefit plan, as defined in Section 3(35) of ERISA, a plan subject to Title IV of ERISA or Section 412 of the Code, or a multiple employer plan as described in Section 210(a) of ERISA. No Target Company nor any of their ERISA Affiliates has ever contributed to or had an obligation to contribute to any “multiemployer plan” as defined in Section 4001(a)(3) or Section 3(37) of ERISA. No Target Company or any of their ERISA Affiliates (i) has incurred any unsatisfied withdrawal liability with respect to any multiemployer plan, other than any withdrawal liability that has been reflected on the Financial Statements or (ii) could reasonably be expected to have any liability (contingent or otherwise) under Section 4204 of ERISA with respect to transactions described therein.

(c)           Plan Documents. Sellers have delivered or made available to Buyer or Parent the following documents with respect to each Company Benefit Plan to the extent applicable: (i) correct and complete copies of all current documents embodying such Company Benefit Plan, including (without limitation) all amendments thereto, and all related trust documents, (ii) a written description of such Company Benefit Plan that is not set forth in a written document, and (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, filed with the Internal Revenue Service with respect to such Company Benefit Plan.

(d)           Legal Compliance. In each case: (i) each Company Benefit Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code, which are applicable to such Company Benefit Plan; (ii) no action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or, to the Knowledge of Sellers, is pending or threatened against or with respect to any Company Benefit Plan. Each Company Benefit Plan intended to be qualified under Code Section 401(a) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the Internal Revenue Service (or still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination) and to the Knowledge of the Sellers, no fact or circumstance exists that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iii) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Sellers, threatened by the Internal Revenue Service, Department of Labor, or other Governmental Entity with respect to any Company Benefit Plan; (iv) except as would not reasonably be expected to result in material liability to any Target Company, there is no Order or Action relating to or seeking benefits under any Company Benefit Plan that is pending, or, to the Knowledge of Sellers, threatened against a Target Company or any of their ERISA Affiliates or any Company Benefit Plan, and to the Knowledge of Sellers, there exist no facts or circumstances that would reasonably be expected to give rise to any such Order or Action; and (v) all Company Benefit Plans that are group health plans have been operated and administered in all material respects in good faith compliance with the Patient Protection and Affordable Care Act, and applicable regulations and guidance thereunder.

(e)           No Target Company or ERISA Affiliate thereof, nor any Company Benefit Plan, has any present or future obligation to make any payment to, or with respect to, any present or former employee nor any ERISA Affiliate pursuant to any retiree medical benefit plan or retiree life insurance plan, except as required under Section 4980B of the Code.

(f)           As of and including the Closing Date, the Target Companies shall have made all contributions and payments required to be made up to and including the Closing Date with respect to each Company Benefit Plan or shall have accrued such contribution and payments in the Financial Statements.

(g)           Except as required by applicable Law or as set forth on Schedule 3.13(g) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will entitle any employee of any Target Company to any additional benefits or result in the acceleration or creation of any rights of any person to benefits under any Company Benefit Plan (including, without limitation, the acceleration of the accrual or vesting of any benefits under any Company Benefit Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

(h)           Each contract, agreement, plan or arrangement that covers any employee, former employee, independent contractor, former independent contractor, director or consultant of a Target Company or an ERISA Affiliate that constitutes a nonqualified deferred compensation plan, as defined in Section 409A of the Code, complies in all material respects in both form and operation with the requirements of such Code Section and the regulations and guidance thereunder.

(i)            There have been no non-exempt “prohibited transactions,” as defined in ERISA section 406 and Section 4975 of the Code, with respect to any Company Benefit Plan, and, to the Knowledge of Sellers, no fiduciary, as defined in ERISA section 3(21), has any liability for any material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Company Benefit Plan.

(j)            No asset of any Target Company is subject to a lien under ERISA or the Code.

(k)           The Target Companies and the Company Benefit Plans have properly classified individuals providing services as independent contractors or employees based on applicable standards under applicable Law, including without limitation the Code and federal, state, local and foreign labor laws and regulations, as the case may be, for all purposes, including but not limited to payroll and employee benefits purposes, except for immaterial exceptions.

(l)            No “leased employee,” as that term is defined in Section 414(n) of the Code, performs services for any Target Company.

Section 3.14           Labor Relations.

(a)           No Target Company is a party to any labor or collective bargaining contract that pertains to employees of a Target Company.  To the Knowledge of Sellers, there are no organizing activities or collective bargaining arrangements that would affect a Target Company pending or under discussion with any labor organization or group of employees of a Target Company. There are no lockouts, strikes, slowdowns or work stoppages pending or, to the Knowledge of the Sellers, threatened by or with respect to any employees of a Target Company.

(b)           The Target Companies are, and within the last five (5) years have been, in compliance in all material respects with all Laws relating to employment and employment practices, including Laws and Orders concerning affirmative action, veterans, non-discrimination, child labor, immigration, employee documentation, status, wage-hour, wage statements, equal employment opportunity, immigration, collective bargaining, drug or alcohol testing, meal and rest periods, provision of correct wage statements, and overtime compensation (including but not limited the Fair Labor Standards Act, as amended, the Immigration And Nationality Act, the provisions of the California Code, and Wage Orders of the California Industrial Welfare Commission).

(c)           There are no Actions pending, or to the Knowledge of Sellers, threatened, concerning unlawful harassment or retaliation.

(d)           Schedule 3.14(d) of the Seller Disclosure Letter sets forth a correct and complete list of each current employee of the Target Companies whose annual compensation is in excess of $150,000 and such employee’s name, title, position, hire date, salary or wage rate, target bonus amount and work location. In addition, Schedule 3.14(d) of the Seller Disclosure Letter includes any employee or former employee of a Target Company who, in the past ninety days, has been laid off or whose employment has otherwise ended, or whose hours have been reduced by a Target Company by more than 25% compared to the average hours worked by such employee or former employee during the six (6) months prior to the diminution of hours.

Section 3.15          Tax Returns; Taxes.

(a)           (i) All Tax Returns of the Target Companies have been filed, on or before the due date thereof (with regard to extensions), with the appropriate taxing authority and all such Tax Returns (including any amendments thereto) are true, correct and complete in all material respects, and there is no position taken on any Tax Return with respect to the Target Companies for which there is not substantial authority within the meaning of Code section 6662; (ii) all Taxes owed by the Target Companies (whether or not shown on any Tax Return) and subsequent assessment with respect thereto, have been timely paid in full; (iii) none of the Target Companies currently are the beneficiary of any extension of time within which to file any Tax Return; (iv) the Target Companies have each withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed; (v) all Persons retained by the Target Companies as independent contractors have been properly treated as such; (vi) all deficiencies asserted as a result of any examination of Tax Returns of the Target Companies have been paid in full, accrued on the books of the Target Companies, or finally settled; (vii) no audit or investigation of any Tax Return of the Target Companies is currently underway or, to the Knowledge of the Sellers, threatened; and (viii) there are no Liens for Taxes upon any of the assets of the Target Companies other than Permitted Liens.

(b)           No Target Company has received written notice from a taxing authority in any jurisdiction where it does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(c)           No Target Company is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) voluntary change in accounting method or otherwise under Code Section 481(a), and the Internal Revenue Service has not proposed any such adjustment or change in accounting method; (ii) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) entered into on or prior to the Closing date; (iii) installment sale or open transaction; (iv) any prepaid amounts received on or prior to the Closing Date; and (v) any election under Code Section 108(i).

(d)           No Target Company is a party to any Tax allocation or Tax sharing agreement.

(e)           The unpaid Taxes of each Target Company did not, as of the end of the most recently completed fiscal year, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets of each Target Company included in the financial statements as of such date (rather than in any notes thereto).

(f)            No Target Company (i) has been a member of an affiliated group filing a consolidated Tax Return, or (ii) has liability for the Taxes of any Person (other than the Target Companies) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, pursuant to any tax distribution requirement in any agreement, (including without limitation), any partnership agreement or operating agreement, or otherwise.

(g)           No Target Company has engaged in any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2).

(h)           Schedule 3.15(h) of the Seller Disclosure Schedule accurately sets forth a list of all states, counties, cities and other taxing jurisdictions (whether foreign or domestic) to which any Tax is properly payable by each Target Company. No claim has ever been made by an authority in a jurisdiction where a Target Company does not file Tax Returns that such Target Company is or may be subject to taxation by that jurisdiction.

(i)            The General Partner has been a validly electing S corporation within the meaning of Code Section 1361 and 1362 at all times since August 24, 2006 and the General Partner will be an S corporation up to and including the date before the Closing Date.

(j)            Constructors was a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times until its conversion to a C corporation on December 27, 2011.

(k)           The Target Companies are not subject and have never been subject to either the built-in gain tax imposed under Code Section 1374 or the passive income tax under Code Section 1375, whether as a result of the Target Companies previously converting from a C corporation status to S Corporation status or as a result of the Target Companies acquiring the assets of a C-corporation or an S-corporation.

(l)            None of the Target Companies have been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable periods specified in Code Section 897(c)(1)(A)(ii). None of the assets of the Target Companies (i) are property required to be treated as being owned by another Person for federal Income Tax purposes, (ii) constitute “tax-exempt use property” within the meaning of Code Section 168(h)(1); (iii) are tax-exempt bond financed property within the meaning of Code Section 168(g)(5); (iv) are subject to a Section 467 rental agreement as defined in Code Section 467.

(m)           No Seller is a foreign person within the meaning of Code Section 1445.

(n)           The Limited Partnership qualifies (and has since the date of its formation qualified) to be treated as a partnership for United States federal income tax purposes, and neither the Target Companies, nor any Seller, nor any taxing authority has taken a position inconsistent with such treatment.

(o)           The foregoing representations shall apply in respect of any predecessor to any of the Target Companies.

Section 3.16           Environmental Matters.

(a)           The Target Companies have complied in all material respects with all applicable Environmental Laws.

(b)           The Target Companies have obtained and are in material compliance with all environmental Permits and Licenses necessary for the lawful operation of their businesses as currently conducted and all such Permits and Licenses are listed on Schedule 3.10.

(c)           No investigation or proceeding is pending or, to the Knowledge of Sellers, threatened to modify, revoke or limit any environmental Permit or License.

(d)           The Target Companies have never been subject to any claim for a material violation by any Governmental Entity or other Person under any Environmental Law, have not received any written or oral notice, report, or other information regarding any pending or threatened claim by any Governmental Entity or other Person under any Environmental Law, and to the Knowledge of Sellers, there is no basis in law or in fact for any claim for a material violation under any Environmental Law.

(e)           To the Knowledge of Sellers, there are no environmental conditions at, on, under or emanating to or from the Leased Real Property, any formerly owned or operated property or any other property for which the Target Companies could be liable or responsible under Environmental Laws.

(f)            The Target Companies have not, either expressly or by operation of law, assumed or undertaken any liability or responsibility of another Person, (whether or not affiliated with the Target Companies or their predecessors or Affiliates) for cleanup, any claim under Environmental Laws or other liability under Environmental Laws.

(g)           To the Knowledge of Sellers, neither this Agreement nor the consummation of the transaction contemplated by this Agreement will trigger or result in any responsibility or obligation under any Environmental Law for investigation, cleanup or notification to or consent of Governmental Entity or any other Person.

(h)           To the Knowledge of Sellers, there are no underground or above ground tanks containing, or previously containing Hazardous Substances at any Leased Real Property and the Target Companies did not own or operate any such tanks at any property formerly owned, leased or occupied by any Target Company.

(i)            To the Knowledge of Sellers, there are no asbestos-containing materials, PCB-containing transformers, capacitors, hydraulic lifts or other equipment and no landfills, surface impoundments, or waste disposal areas, located at or on the Leased Real Property.

(j)            Key Seller has provided the Buyer or Parent with true and correct copies of all environmental assessments, audits, studies, and tests in its or the Target Companies’ possession or within their reasonable control relating to the businesses and assets of the Target Companies, the Leased Real Property, and any real property previously owned, leased, or operated by or on behalf of a Target Company.

(k)           No Target Company has been identified or listed as a potentially responsible party or a responsible party under CERCLA or any other applicable Environmental Law, nor has a Target Company received any information request pursuant to any applicable Environmental Law from any Governmental Entity, and, to the Knowledge of the Sellers, no portion of the Leased Real Property is listed or proposed for listing on the National Priorities List or any similar listing under any other Environmental Law.

Section 3.17          Insurance. Schedule 3.17 of the Seller Disclosure Letter lists all policies or binders of insurance and self-insurance arrangements maintained, owned or held by a Target Company, specifying (a) the insurer; (b) the policy number; (c) the date of expiration; (d) deductibles; (e) coverage limits; (f) a summary of the loss experience under each policy, and a statement describing each claim under such each policy for an amount in excess of $50,000, in each case during the past three (3) years. Such policies are in full force and effect. There are no outstanding unpaid material claims under any such policy. No Target Company has received written notice of cancellation or non-renewal of any such policy. All premiums with respect to such policies covering all periods up to and including the Closing Date will be paid as of such date and no notice of cancellation or termination has been received with respect to any such policies. There is no claim by any Target Company pending under any such policy as to which coverage has been denied or disputed by the underwriters of such policies.

Section 3.18          Brokers; Finders and Fees. Except for Houlihan Lokey Capital, Inc., whose fees will be paid or borne by Sellers, no Target Company has employed any investment banker, broker or finder, or incurred or will incur any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated by this Agreement.

Section 3.19          Energy Constructors.

(a)           The execution, delivery and performance by Energy Constructors of the Constructors Transfer Document have been duly authorized by all necessary action by Energy Constructors. On or before the date hereof, Energy Constructors has irrevocably delivered the Constructors Transfer Document to the Key Seller and the Key Seller is authorized by Energy Constructors to deliver the Constructors Transfer Document to Buyer upon the satisfaction of the conditions to the Closing.

(b)           When executed and delivered by Energy Constructors, the Constructors Transfer Document will constitute the valid and binding obligation of Energy Constructors, enforceable against Energy Constructors in accordance with its terms (except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally; and (ii) enforcement of the Constructors Transfer Document, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought).

(c)           Constructors holds no assets, Contracts or any other rights or obligations. Since its inception, Constructors has only engaged in the business of entering into collective bargaining agreements and facilitating employment arrangements relating to the Business.

Section 3.20           Accounts Receivable. The accounts receivable of the Target Companies reflected on the Financial Statements (except to the extent of the allowance for doubtful accounts reflected on the Financial Statements): (a) represent monies due as a result of transactions in the ordinary course of business, including amounts attributable to goods sold and delivered or services rendered; (b) are not, to the Knowledge of Sellers, subject to refunds or other valid adjustments or to any valid defenses or rights of set-off enforceable by third parties on or affecting any thereof.

Section 3.21          Warranties. Schedule 3.21 of the Seller Disclosure Letter sets forth copies of the standard terms and conditions of service (containing standard warranty provisions) for the services of the Target Companies. During the past three (3) years, no Target Company has incurred any material loss arising out of a warranty claim relating to a service or good provided by a Target Company.

Section 3.22          Customers and Suppliers. Schedule 3.22 of the Seller Disclosure Letter sets forth a list of the ten (10) largest customers (the “Top 10 Customers”) and the ten (10) largest suppliers of the Business, as measured by the dollar amount of purchases therefrom or thereby, for the periods relating to the Limited Partnership’s fiscal years ended on January 1, 2012 and December 30, 2012 and the four-month period ended April 30, 2013. No Target Company is engaged in any material dispute with any customer or supplier of the Business (which customer or supplier is responsible for more than $50,000 in purchases therefrom or thereby), and, to the Knowledge of Sellers, no current Top 10 Customer has indicated that it intends to terminate any Contract, or not renew any Contract that provides for automatic renewal, in each case with respect to any period following the Closing Date.

Section 3.23          Books and Records; Bank Accounts. The books of account, minute books, stock record books, and other records of each Target Company, all of which have been made available to Buyer or Parent, are complete, true and correct in all material respects. At the Closing, all of those books and records will be in the possession of the Target Companies. Schedule 3.23 of the Seller Disclosure Letter identifies all bank accounts of the Target Companies, including the relevant financial institutions, account numbers and all parties signatory to such accounts.

Section 3.24           Affiliate Transactions. No Seller, Affiliate of any Seller or any employee, director or officer of any Target Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Target Companies or their respective businesses. No Seller, any Affiliate of any Seller or director or officer of any Target Company controls a Person that has or had in the past 2 years material business dealings or a material financial interest in any transaction with any Target Company.

Section 3.25          Inventory. To the Knowledge of Sellers, all inventory of the Target Companies, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All inventory is owned by the Target Companies free and clear of all Liens (other than Permitted Liens), and no inventory is held on a consignment basis.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally but not jointly, represents and warrants to Buyer and Parent as set forth in this Article IV.

Section 4.1             Title to Limited Partnership Interest. Such Seller has good and marketable title to and is the legal and beneficial owner of the Limited Partnership Interest described on Schedule 2.1 as being owned by such Seller, and such Limited Partnership Interest will be conveyed at Closing to Buyer free and clear of any Liens. Such Seller has no Contract to grant preemptive rights, rights of first refusal, registration rights and similar rights with respect to, or issue, exchange, transfer, sell or otherwise dispose of, any Partnership Interest or any other interest in the Limited Partnership, or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from it, any Partnership Interest, or any other interest in the Limited Partnership other than as contemplated by this Agreement, the Partners Agreement or the LP Agreement.

Section 4.2             Authorization of Agreement. The execution, delivery and performance by such Seller of each Transaction Document to which such Seller is a party, and the consummation by it of the transactions contemplated by the Transaction Documents, have been duly authorized by all necessary action by such Seller. With respect to each Seller that is an individual, such individual has the power, authority, and capacity to execute and deliver this Agreement and to perform his or her obligations hereunder. Each Transaction Document to which such Seller is a party has been duly executed and delivered by such Seller and constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms (except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) enforcement of such Transaction Document, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought).

Section 4.3             No Conflict. The execution, delivery and performance by such Seller of each Transaction Document to which it is a party, and the consummation by it of the transactions contemplated thereby will not (a) violate any judgment, decree or order of any court or Governmental Entity to which such Seller is a party or is bound or violate any Law by which such Seller is bound in any material respect; (b) result in a material breach of or constitute (with due notice or lapse of time or both) a default under, any material Contract to which such Seller is a party; (c) require the consent or approval of any Person, except for such consents or approvals the absence of which would not materially affect the ability of such Seller to consummate the transactions contemplated by this Agreement; (d) with respect to any Seller that is a legal entity, violate or conflict with any provision of such Seller’s articles of incorporation, bylaws, trust agreement, operating agreement or other governing documents; or (e) except for applicable requirements of HSR, require any notice to, filing with, or the obtaining of any material permits or licenses from any Governmental Entity.

Section 4.4             Legal Proceedings. Such Seller is not a party to any pending or, to the actual knowledge of such Seller, threatened litigation which, if decided adversely to such Seller, would reasonably be expected to materially and adversely affect such Seller’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent, jointly and severally, represent and warrant to Sellers as set forth in this Article V.

Section 5.1             Organization, Etc. Buyer (a) is a limited liability company duly organized and validly existing under the laws of the State of Delaware; and (b) is duly qualified and in good standing to do business in each jurisdiction in which Buyer conducts its business, except, in each case, for any such failures that would not materially and adversely affect the ability of Buyer to perform its obligations hereunder. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to conduct the Business after the Closing. Parent (a) is a corporation organized and validly existing under the laws of the State of Delaware; and (b) is duly qualified and in good standing to do business in each jurisdiction in which Parent conducts its business, except, in each case, for any such failures that would not materially and adversely affect the ability of Parent to perform its obligations hereunder. Parent has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

Section 5.2             Authorization of Agreement. The execution, delivery and performance by each Buyer Party of each Transaction Document to which it is a party, and the consummation by such Buyer Party of the transactions contemplated thereby, have been duly authorized by all necessary action by such Buyer Party. Each Transaction Document to which each Buyer Party is a party has been duly executed and delivered by such Buyer Party and constitutes the valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms (except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and; (ii) enforcement of such Transaction Document, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought).

Section 5.3             No Conflict. The execution, delivery and performance by each Buyer Party of each Transaction Document to which it is a party, and the consummation by it of the transactions contemplated thereby will not (a) violate any judgment, decree or order of any court or Governmental Entity to which such Buyer Party is a party or is bound or violate any Law by which such Buyer Party is bound in any material respect; (b) result in a material breach of or constitute (with due notice or lapse of time or both) a default under, any material Contract to which such Buyer Party is a party; (c) require the consent or approval of any Person, except for such consents or approvals the absence of which would not materially affect the ability of such Buyer Party to consummate the transactions contemplated by this Agreement; (d) violate or conflict with any provision of such Buyer Party’s articles of incorporation, bylaws, operating agreement or other governing documents; or (e) except for applicable requirements of HSR, require any notice to, filing with, or the obtaining of any material permits or licenses from any Governmental Entity.

Section 5.4             Legal Proceedings. Each Buyer Party is not a party to any pending or, to the actual knowledge of such Buyer Party, threatened litigation which, if decided adversely to such Buyer Party, would reasonably be expected to materially and adversely affect such Buyer Party’s ability to consummate the transactions contemplated by this Agreement.

Section 5.5             Sufficient Funds. Buyer has, or shall have, and Parent shall cause Buyer to have, at the Closing sufficient funds to permit Buyer to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, Buyer and Parent acknowledge and agree that their obligations to consummate the transactions contemplated hereby are not contingent upon Buyer’s or Parent’s ability to obtain any third-party financing.

Section 5.6             Brokers; Finders and Fees. Except for Centerview Partners, the Buyer Parties have not employed any investment banker, broker or finder or incurred or will not incur any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated by this Agreement.

Section 5.7             Buyer Parties’ Reliance. Each Buyer Party is not relying on any statement, representation or warranty, oral or written, express or implied, made by any Seller, any Target Company or any of the representatives of any of the foregoing, except as expressly set forth in this Agreement. Except as expressly set forth in this Agreement, no Seller (nor any of their respective representatives) shall have any liability to a Buyer Party or any of its representatives resulting from the use of any information, documents or materials made available to a Buyer Party, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence communications or in any other form in expectation of the transactions contemplated by this Agreement. No Seller (nor any of their respective representatives) is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving a Target Company. Nothing in this Section 5.7 is intended to modify or limit any of the representations or warranties of the Target Companies and Sellers set forth in Article III and Article IV.

ARTICLE VI

COVENANTS AND CERTAIN AGREEMENTS

Section 6.1	Tax Matters.

(a)           Sellers shall cause to be timely paid, before the same shall become delinquent and before penalties accrue thereon, all Taxes (i) shown (or required to be shown) to be due on any Tax Return (or amendment thereto) filed (or required to be filed) by Sellers or any Target Company with respect to all Pre-Closing Tax Periods to the extent such Tax Returns are required to be filed on, before or after the Closing Date and (ii) that become due from, or payable by, Seller or any Target Company with respect to such periods.

(b)           Key Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target Companies that are to be filed in respect of all Pre-Closing Tax Periods (other than any Straddle Period). Any such Tax Returns shall be prepared in a manner consistent with past custom and practice. Buyer shall, and Parent shall cause Buyer to, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target Companies that are filed after the Closing Date and relate to a Straddle Period. If any Seller may be liable for any Taxes due with respect to the Tax Returns prepared by Buyer, Buyer shall, and Parent shall cause Buyer to, permit Key Seller to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Key Seller. Buyer and Key Seller shall attempt to resolve in good faith any disagreement arising out of any Tax Returns governed by this Section 6.1(b) or any calculation of Sellers’ share of the related Tax liability. If any such dispute is not resolved within thirty (30) days prior to the deadline for filing the Tax Return in question, the matter shall be submitted for binding resolution to the Selected Firm. The Selected Firm will have ten (10) days within which to resolve the disagreement. The fees and expenses of the Selected Firm shall be borne 50% by Sellers and 50% by Buyer.

(c)           After the Closing Date, Buyer Parties will not, nor will it permit any Target Company or any Affiliate of any of the foregoing to, (i) amend, modify or otherwise change any Tax Return of a Target Company relating to a Pre-Closing Tax Period, or (ii) initiate the filing of Tax Returns not previously filed by a Target Company that relate to a Pre-Closing Tax Period, without Key Seller’s prior written consent, which shall not be unreasonably withheld, if such amendment, modification, change or new filing could have the effect of increasing Sellers’ Tax liability for any period or Sellers’ indemnification obligations under this Agreement.

(d)           Key Seller, the Companies and Buyer Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include, without limitation, the execution and signing of any Tax Returns and related documents and the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis (without cost) to provide additional information and explanation of any material provided hereunder. The Companies and Buyer Parties agree (i) to retain all books and records with respect to Tax matters pertinent to a Target Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority; (ii) to deliver or make available to Key Seller, within sixty (60) days after the Closing Date, copies of all such books and records; and (iii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer Parties, the Target Companies and Key Seller, as the case may be, shall allow the other Party to take possession or to prepare copies of such books and records at such other Party’s expense.

(e)           This Section 6.1(e), and not Section 8.5(a) and Section 8.5(b), will govern with respect to Tax Claims. Promptly after receipt by Sellers, Buyer Parties or a Target Company of written notice of the assertion or commencement of any such claim, audit, examination or other proposed change or adjustment by any taxing authority relating to a Pre-Closing Tax Period (a “Tax Claim”), each such Party will immediately provide notice of such Tax Claim to each other. Such notice will contain factual information (to the extent known) describing the asserted Tax Claim in reasonable detail and will include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax Claim. Key Seller will have the sole right, at its expense, to represent the Target Companies’ interests in any Tax audit or administrative or court proceeding relating to any Pre-Closing Tax Period that could affect Sellers’ indemnification obligations under this Agreement (or Sellers’ liability for Taxes under this Agreement) or otherwise, and to employ counsel of Key Seller’s choice; provided, however, that Buyer and its representatives will be permitted to be present at any Tax proceeding related to any Pre-Closing Tax Period, at its expense. Key Seller will not settle or compromise any such proceeding without Buyer’s prior written consent, which consent will not be unreasonably withheld. If Key Seller chooses not to control the defense of any such Tax Claim, Buyer shall control the defense of such Tax Claim, at Key Seller’s expense. Key Seller will have the right, at its expense, to be present at any Tax proceeding for Straddle Periods, and to approve (not to be unreasonably withheld, conditioned or delayed) the disposition thereof if such disposition would increase Sellers’ indemnification obligations under this Agreement (or Sellers’ liability for Taxes under this Agreement) or to any taxing authority.

(f)           Any Tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into between Sellers and the Target Companies or with any Person shall be terminated as of the Closing Date and after the Closing Date, neither Buyer or its Affiliates shall be bound thereby or have any liability thereunder; provided, however, that this provision shall not apply in respect of any Target Company that is properly treated as a partnership for federal income tax purposes, to the extent tax distributions are to be made by any Target Company under the existing terms of any applicable operating or partnership agreement.

(g)           Key Seller and Buyer Parties further agree, upon request from the other Party, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax referred to in Section 6.1(h) that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

(h)           With respect to the Equity Interests of the General Partner, Sellers hereby agree that, if requested by Buyer, Sellers will jointly make a tax election pursuant to Section 338(h)(10) under the Code, as amended, and the Treasury Regulations thereunder pursuant to federal and applicable state Tax purposes (the “Section 338(h)(10) Election”). For state income and federal Tax purposes, to the extent permitted by law or regulation, the Parties acknowledge and agree that all Tax Returns shall be filed on the basis that the applicable state equivalent of the Section 338(h)(10) Election terminated the tax year of the General Partner as of the Closing Date. Key Seller and Buyer shall within 60 days after the completion of the statements, but in no event later than ten days prior to the due date for filing Internal Revenue Service Form 8023, exchange completed copies of such form, required schedules thereto and any similar state or local forms. If any changes are required in these forms as a result of information which is first available after these forms are prepared, the parties will promptly agree on such changes.

(i)            All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement will be paid one half by Sellers and one half by Buyer. Buyer and Sellers will jointly file or caused to be filed all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

(j)            Any income Tax refunds that are received by Buyer Parties or a Target Company, including any such income Tax refunds credited against income Tax, that relate to Pre-Closing Tax Period shall be for the account of Sellers, and Buyer shall, and Parent shall cause Buyer to, pay over to Sellers (with each Seller entitled to receive its Pro Rata Percentage of such amount) any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

(k)           To the extent applicable in respect of any Target Company’s employees, Buyer agrees and Seller agrees, or shall cause such Target Company, to use the alternate procedure set forth in Internal Revenue Service Procedure 2004-53 with respect to wage reporting.

(l)            On or prior to the date on which such election must be filed, Sellers shall cause the Limited Partnership to make a timely election pursuant to Code Section 754 and any similar provision of state law with respect to any Pre-Closing Tax Period.

Section 6.2            No Solicitation of Transactions. From the Effective Date until the earlier of the Closing Date or the termination of this Agreement, Sellers shall not (and shall not cause or permit the Companies to), directly or indirectly, through any representative or otherwise, initiate, solicit or entertain (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than Buyer Parties with respect to a sale of all or any portion of the Companies (other than sales of inventory in the ordinary course of business), or a merger, consolidation, business combination, sale of all or any substantial portion of the equity of the Companies, or the liquidation or similar extraordinary transaction with respect to the Companies. Key Seller will cause the Companies to notify Buyer or Parent in writing (within three (3) Business Days) of any inquiry or proposal by a third-party to do any of the foregoing, which the Companies or any Seller or any of their Affiliates or their respective officers, directors, managers, partners, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters.

Section 6.3            Conduct of Business. For the period commencing on the Effective Date and ending on the Closing Date, except as otherwise contemplated by this Agreement or consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned), Sellers will (with respect to their ownership of equity securities of the Target Companies), and Key Seller and Energy Constructors will cause each of the Target Companies to:

(a)           conduct the Business in the ordinary course;

(b)           not make any material amendment or modification to any Material Contract or enter into any Contract outside the ordinary course of the business that would have been a Material Contract if such Contract had been in effect on the date of this Agreement;

(c)           not issue, sell or otherwise dispose of any capital stock, partnership interest or equity interests of the Target Companies, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any capital stock, partnership interests or equity securities of the Target Companies;

(d)           duly and timely file or cause to be filed all reports and Tax Returns required to be filed with any Governmental Entity, agency or authority and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, consistent with past practice, including interest and penalties levied or assessed, unless contested in good faith by appropriate proceedings;

(e)           not issue any note, bond or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money (other than in the ordinary course of business);

(f)            not authorize or make any change in its organizational documents;

(g)           other than contemplated by this Agreement, not enter into any employment or collective bargaining agreement, or materially modify the terms of any such existing agreement;

(h)           not (i) adopt, materially amend or modify, or terminate any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its officers or employees (or taken any such action with respect to any other plan), (ii) grant any severance or termination pay that as of the Closing Date remains payable by, or attaches any obligation to, a Target Company, (iii) increase the benefits payable under or conditions concerning eligibility to receive benefits under any existing Company Benefit Plan or employment agreement, except in the ordinary course, (iv) increase compensation, bonus or other benefits payable to any employee, except in the ordinary course, or (v) terminate the employment of any employee compensated in an amount greater than $100,000 annually, excluding employees not employed on a full-time basis;

(i)            not to materially change its methods of accounting in effect on the Balance Sheet Date, other than changes required under GAAP or by Law;

(j)            use commercially reasonable efforts to preserve intact the Business, its corporate or partnership existence and its relationships with customers, suppliers, employees and others having business relationships with the Target Companies;

(k)           not sell, assign, transfer, lease or otherwise dispose of any material assets except in the ordinary course of business;

(l)            not declare, set aside, make or pay any non-cash dividend or other non-cash distribution with respect to any of its equity securities;

(m)          not make or change any material election with respect to Taxes or settle or compromise any material liability for Taxes;

(n)           not write down or write off by more than $10,000 any account receivable or revalue any asset except in the ordinary course of business;

(o)           not cancel or fail to renew any material insurance policy;

(p)           not waive or release any material right relating to a Target Company or their respective assets except in the ordinary course of business, or settle or commit to settle any Action concerning the Business or a Target Company outside the ordinary course of business;

(q)           not commit to make or make any capital expenditure or other addition or improvement to property, buildings and equipment in excess of $150,000;

(r)            fail to maintain its books and records in the ordinary course of business;

(s)           create or have a material Lien imposed on any assets of a Target Company other than Permitted Liens; or

(t)            not agree to any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Closing, the Target Companies may make any distributions or dividends to the equity holders of the any Target Company of the Target Companies’ Cash.

Section 6.4            Confidentiality.

(a)           All non-public information, including, but not limited to, the Purchase Price, disclosed by any Party (or its representatives) whether before or after the Effective Date, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other Party (or its representatives) will be kept confidential by such other Party and its representatives and will not be used by any such Persons other than as contemplated by this Agreement, except (i) in connection with any action, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement or (ii) to the extent that such information may otherwise be required by Law or to the extent such duty as to confidentiality is waived in writing by the other Party.

(b)           From and after the Closing, each Seller and Gary Brinderson shall maintain in confidence and not use, and shall cause its Affiliates to maintain in confidence and not use, any written, oral or other information relating to the Target Companies and the business of the Target Companies for a period of eighteen (18) months after the Closing Date (or, if longer, for the period after the Closing Date with respect to which any trade secrets or proprietary information of the Target Companies remain protected and confidential), including financial and customer information, except that the requirements of this Section 6.4(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than as a result of disclosure by such Seller or its Affiliates, (ii) any such information is required by applicable Law or a Governmental Entity to be disclosed (including any report, statement, testimony or other submission to such Governmental Entity), (iii) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any Action) or (iv) any such information was or becomes available to such Seller or its Affiliates on a non-confidential basis and from a source (other than Buyer or any of its Affiliates or the Target Companies) that is not known by such Seller after due inquiry to be bound by a confidentiality agreement with respect to such information. To the extent that a Seller or its Affiliates is obligated to disclose any information pursuant to subsections (ii) or (iii) above, such Seller or its Affiliates will provide Buyer prompt written notice, unless prohibited by Law, so that Buyer may seek at its expense a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.4(b). In the event that such protective order or other remedy is not obtained, or if Buyer waives compliance with the provisions of this Section 6.4(b), such Seller and its Affiliates shall only furnish information that is legally required to be disclosed, and such Seller will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such information.

Section 6.5            Consents; Cooperation.

(a)           The Parties will cooperate, and each will use its commercially reasonable efforts, to make all filings and obtain all consents, approvals, authorizations, qualifications and orders of third parties necessary to consummate the transactions contemplated by this Agreement and seek estoppel certificates from third parties as requested by Buyer; provided, however, that, notwithstanding the foregoing, the actions of Sellers and Buyer with respect to filings, approvals and other matters pursuant to HSR and any local, state, federal (other than HSR) or foreign antitrust statute, antitrust law, antitrust regulation or antitrust rule applicable to a Company, Sellers or Buyer (“Other Antitrust Regulations”) will be governed by subsections (b), (c) and (d) of this Section 6.5.

(b)           Buyer and Sellers have filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) before the date of this Agreement the notification and report form required for the transactions contemplated by this Agreement. Buyer, Parent and Key Seller will (i) promptly respond to any supplemental information requested in connection with such notification and report form pursuant to HSR, and (ii) file with any other applicable governmental or regulatory entity, all filings, reports, information and documentation required for the consummation of the transactions contemplated by this Agreement pursuant to the Other Antitrust Regulations. Buyer and Key Seller will furnish to each other’s counsel such necessary information and reasonable assistance as the other Party may request in connection with its preparation of any filing or submission that is necessary under HSR and Other Antitrust Regulations. Buyer and Key Seller will consult with each other as to the appropriate time of making such filings and submissions and will use commercially reasonable efforts to make such filings and submissions at the agreed upon time.

(c)           Buyer and Key Seller will keep each other apprised in a prompt manner of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other governmental or regulatory entities and will comply promptly with any such inquiry or request.

(d)           Buyer will, and Parent will cause Buyer to, and Key Seller will, and Key Seller will cause the Target Companies to, use their commercially reasonable efforts to obtain the prompt termination or expiration of the applicable waiting period under HSR and the Other Antitrust Regulations. In particular, Buyer will, and Parent will cause Buyer to, and Key Seller will cause the Target Companies to, use commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain or delay the Closing, and these commercially reasonable efforts will include defending through litigation a motion for preliminary injunction asserted in any court by the FTC, the DOJ and/or any third-party.

(e)           No Party shall be required to supply the other (or its counsel) with any information, documents or materials to the extent that any Law requires such Party to restrict or prohibit access to such property or information, documents or materials to the extent such information, documents or materials contain any proprietary or confidential business information of the Party. No Party shall be required to take any action with respect to satisfying any Laws which would bind such Party irrespective of whether the Closing occurs and nothing in this Section shall be construed to require a Party to agree to any disposition or restriction with respect to any assets or operations of such Party or any of its Affiliates, or to cause any of its Affiliates to do or agree to do any of the foregoing. No Party shall submit a request for early expiration or termination of the waiting or notice periods under HSR or any Other Antitrust Regulations without receiving the approval of the other Parties.

Section 6.6            Commercially Reasonable Efforts. Subject to the other provisions of this Agreement, each Party will use its commercially reasonable efforts to perform its obligations under this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to satisfy all conditions to its respective obligations under this Agreement and to cause the consummation of the transactions contemplated in this Agreement.

Section 6.7            Covenant Not to Compete.

(a)           As an inducement for Buyer to enter into this Agreement, each Seller set forth on Schedule 6.7(a), Key Seller and Gary Brinderson will, for a period of five (5) years from and after the Closing Date, refrain from acquiring, owning, holding or operating, or otherwise having any direct or indirect financial interest in, a business or enterprise (a “Seller Restricted Business”), directly or indirectly, that is competitive with the Business in the Territory. The Sellers bound by this Section 6.7 and Gary Brinderson shall be referred to in this Section 6.7 collectively as the “Non-compete Parties”. Notwithstanding anything to the contrary herein, each of the Non-compete Parties may (i) own up to five (5) percent of the issued and outstanding capital stock of a publicly held entity carrying on a Seller Restricted Business, so long as such Non-compete Party does not participate in the control of the Seller Restricted Business, and (ii) passively invest in a venture capital, private equity or other fund with a portfolio that includes equity of a Seller Restricted Business.

(b)           As a further inducement for Buyer to enter into this Agreement, the Non-compete Parties will, for a period of three (3) years from and after the Closing Date, refrain, directly or indirectly, from soliciting the employment or engagement of a natural Person who was employed or engaged by the Limited Partnership or Constructors as of the open of business on the Closing Date (each, a “Restricted Person” and collectively, the “Restricted Persons”); provided, that nothing herein will prohibit each of the Non-compete Parties from (i) making general solicitation advertisements that are not targeted at the Restricted Persons, (ii) soliciting the employment or engagement of any Restricted Person who is not at the time of such solicitation, and who has not within the 12 months prior to such time been, employed by the Limited Partnership or Constructors, or (iii) soliciting the employment or engagement of any Restricted Person whose employment or engagement was involuntarily terminated by the Limited Partnership or Constructors prior to such solicitation.

(c)           As a further inducement for Buyer to enter into this Agreement, Gary Brinderson agrees that neither he, nor his Affiliates will, directly or indirectly, at any time from and after the Closing Date, use the name “Brinderson” or any derivatives thereof (either alone or in combination with any other name or mark) with respect to or in connection with the Business.

(d)           The Non-compete Parties acknowledge that Buyer has required that the Non-compete Parties make the agreements in this Section 6.7 as a condition to Buyer’s consummation of the transactions contemplated by this Agreement. The Non-compete Parties understand and acknowledge that Buyer intends for the Target Companies, after the Closing, to conduct the Business in the Territory and that the agreements in this Section 6.7 are a material inducement for Buyer to enter into this Agreement. The Non-compete Parties have obtained specialized knowledge as a result of their ownership of equity interests in the Target Companies and acknowledge that the agreements stated in this Section 6.7 are reasonable (including with respect to duration, geographical area and scope) and necessary to protect the legitimate interests of Buyer and that any violation or breach of this Section 6.7 will result in substantial and irreparable harm to Buyer for which no adequate remedy would exist at law. Accordingly, regardless of any other provision contained in this Agreement, Buyer will be entitled to injunctive and other equitable relief restraining such violation or breach without the necessity of proving actual damage or posting a bond.

(e)           If the final judgment of a court of competent jurisdiction holds that any term or provision of this Section 6.7 is invalid or unenforceable, the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or geographic area of the term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed; provided, that such modification will apply only to the extent that it affects the jurisdiction under the laws of which the original term or condition have been held to be invalid or unenforceable, and the original term or condition will otherwise continue in full force and effect.

Section 6.8            Public Announcements. Buyer Parties and Key Seller will consult with each other and will mutually agree (the agreement of each Party not to be unreasonably withheld) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations; provided, however, that Buyer and Key Seller will give prior notice to the other Party of the content and timing of any such press release or other public statement required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations. Prior to the Closing Date, the Company shall be authorized to act on behalf of the Key Seller with respect to this Section 6.8.

Section 6.9            Access and Investigation. Except (a) as otherwise prohibited by applicable Law or the terms of any Contract, (b) as would be reasonably expected to violate the attorney-client privilege of Sellers or a Target Company, or (c) with respect to any competitive information (including any customer data), from the Effective Date until the Closing Date or termination of this Agreement, Buyer shall have access to the business, properties and books and records of the Target Companies and information concerning their financial and legal condition as Buyer reasonably deems necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, provided that (i) Buyer shall, and Parent shall cause Buyer to, provide reasonable notice to Key Seller, (ii) such access shall not interfere with normal operations of the Target Companies and (iii) access to the Leased Real Property shall be only permitted at reasonable times during normal business hours (or at such other times as Key Seller may approve in its reasonable discretion). Notwithstanding anything herein to the contrary, if any confidentiality or non-disclosure provision contained in any Contract is breached or violated as a result of Sellers’ compliance with this Section 6.9, such breach or violation shall not constitute a breach or violation of any provision in this Agreement and will not form the basis for any indemnification claim under Section 8.2.

Section 6.10           Supplements to Schedule. From time to time up to the Closing Date, Sellers may supplement or amend the Seller Disclosure Letter that they have delivered pursuant to this Agreement with respect to any matter first existing or that occurs following the Effective Date which, if existing or occurring at or prior to the Effective Date, would have been required to be set forth or described in the Seller Disclosure Letter or that is necessary to correct any information in such schedules that has been rendered inaccurate thereby. No such supplement or amendment to the Seller Disclosure Letter will have any effect for the purpose of determining satisfaction of the conditions stated in Section 7.2, but any matter arising after the Effective Date and disclosed in a supplemental or amended Seller Disclosure Letter pursuant to this Section 6.10 will not form the basis for any indemnification claim if the transactions contemplated by this Agreement are consummated.

Section 6.11          WARN Act. At and after the Closing, Buyer Parties will not, and will not cause or permit a Target Company or its Affiliates to, take or refrain from taking any action that would cause Sellers to have any liability or obligations under the WARN Act or any applicable similar state or local Law.

Section 6.12          No Implied Representations or Warranties.

(a)           Buyer Parties hereby acknowledge and agree that no Seller is making any representations or warranties whatsoever, express or implied, except those representations and warranties of Sellers that are set forth in Article III and Article IV. The disclosure of any matter or item in the Seller Disclosure Letter will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

(b)           Sellers hereby acknowledge and agree that Buyer is not making any representations or warranties whatsoever, express or implied, except those representations and warranties of Buyer that are set forth in Article V.

Section 6.13           Indemnification of Officers and Directors. On or prior to the Closing, the Sellers shall cause the Target Companies to purchase, and pre-pay in full any premiums with respect to, a six (6) year “tail” on the current directors’ and officers’ liability insurance maintained by the Target Companies (the “D&O Tail”). Sellers shall provide Buyer the opportunity to review and reasonably approve the terms of such D&O Tail. Buyer Parties shall use their reasonable best efforts to maintain in effect the D&O Tail and neither Buyer Parties nor any Target Company shall amend or cancel the D&O Tail after Closing; provided, however, that neither Buyer nor any Target Company shall be required after Closing to pay any additional premiums or other amounts with respect to the D&O Tail.

Section 6.14          Further Assurances. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

Section 6.15          Energy Constructors. To the extent applicable, Energy Constructors agrees to be bound by the terms of Sections 6.1, 6.3, 6.4, 6.6, 6.8, 6.9 and 6.14 and Article X as a Seller or Party, as applicable, solely for purposes of the covenants and agreements of each Seller or Party as applicable, contained in such sections. As of the Closing Date, the Key Seller will receive and pay over to Energy Constructors consideration equal to $1 in respect of the transfer of the Constructors Shares to Buyer or an Affiliate thereof.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF PARTIES TO CLOSE

Section 7.1            General Conditions. The obligations of the Parties to consummate the transactions contemplated by this Agreement will be subject to the following conditions unless waived in writing by all Parties:

(a)           No Action or Proceeding. No Law or Order will have been enacted, entered, issued, promulgated or enforced by any Governmental Entity that prohibits or materially delays or limits the ability of the Parties to consummate the transactions contemplated by this Agreement.

(b)           Hart-Scott-Rodino Act. The applicable waiting period (and any extension thereof) under HSR or any Other Antitrust Regulations with respect to the transactions contemplated by this Agreement will have expired or been terminated.

Section 7.2             Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions contemplated by this Agreement will be subject to the following conditions except to the extent waived in writing by Buyer:

(a)           Representations and Warranties. (i) The representations and warranties of the Companies and Sellers stated in Article III that are qualified as to materiality or Material Adverse Effect will be true and correct, and the representations and warranties of the Companies and Sellers stated in Article III that are not so qualified will be true and correct in all material respects, in each case as of the Effective Date and as of the Closing Date with the same effect as though made at such time, except for representations or warranties made as of a specific date, which will be true and correct in all material respects as of such specified date (except for such representations or warranties that are qualified as to materiality or Material Adverse Effect, which will be true and correct as of the specified date) and (ii) the representations and warranties of each Seller stated in Article IV will be true and correct as of the Effective Date and as of the Closing Date as though such representations and warranties were made at and as of such date, except for representations and warranties which are as of a specific date, which will be true and correct as of such specified date.

(b)           Agreements and Obligations. Sellers will have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c)           Closing Documents. Each of the documents and instruments required to be delivered by Sellers pursuant to Section 2.3 will have been delivered (or tendered subject only to the Closing) to Buyer.

(d)           No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred any change or event which has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 7.3            Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement will be subject to the following conditions, except to the extent waived in writing by Sellers:

(a)           Representations and Warranties. The representations and warranties of Buyer and Parent contained in Article V will be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such date, except for representations and warranties which are as of a specific date which will be true and correct as of such specified date.

(b)           Agreements and Obligations. Buyer and Parent will have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)           Closing Documents. Each of the documents and instruments required to be delivered by Buyer pursuant to Section 2.4 will have been delivered (or tendered subject to the Closing) to Sellers.

ARTICLE VIII

INDEMNIFICATION

Section 8.1            Survival of Representations. The representations and warranties contained in or made pursuant to this Agreement will survive the Closing and expire twelve (12) months from the Closing Date, except that:

(a)           the representations and warranties stated in Section 3.15 (Tax Returns; Taxes) will survive until the date that is ninety (90) days after the expiration of the state and federal statutes of limitations applicable to the matters covered thereby; and

(b)           the representations and warranties stated in Section 3.1 (Organization and Good Standing); clauses (a), (b) and (c) of Section 3.2 (Capitalization; Equity Interests); clauses (a) and (b) of Section 3.3 (No Conflict); Section 3.18 (Brokers; Finders and Fees); clauses (a) and (b) of Section 3.19 (Energy Constructors); Section 4.1 (Title to Limited Partnership Interest); Section 4.2 (Authorization of Agreement); Section 5.1 (Organization, Etc.); Section 5.2 (Authorization of Agreement); clauses (a) and (b) of Section 5.3 (No Conflict); and Section 5.6 (Brokers; Finders and Fees) will survive the Closing and remain in effect until the seventh (7th) anniversary of the Closing. As used in this Article VIII, the term “Fundamental Representations” refers to the representations and warranties identified in this Section 8.1(b).

The term “Survival Period,” when used in this Article VIII with respect to the representations and warranties stated in this Agreement refers to the period from and after the Closing until the applicable date upon which such representations and warranties will expire in accordance with this Section 8.1. For the avoidance of doubt, all covenants and agreements contained in this Agreement that are, by their terms, to be fulfilled or performed after the Closing, shall survive the Closing until fully performed. Notwithstanding the foregoing, if written notice of a Claim is given in good faith under and in accordance with this Article VIII with respect to any representation or warranty prior to the expiration of the Survival Period, then such representation or warranty will continue indefinitely only with respect to such Claim until such Claim is finally resolved. Except as otherwise provided herein, the Parties agree that no Claims or causes of action may be brought based upon any of the representations and warranties stated in this Agreement after expiration of the applicable Survival Period.

Section 8.2            Buyer Indemnification.

(a)           Subject to the terms and conditions set forth in this Agreement, Sellers will in accordance with their Pro Rata Percentage indemnify, defend and hold harmless the Buyer Parties and their respective officers, directors, employees and Affiliates (including, from and after the Closing, the Target Companies) (collectively, the “Buyer Indemnitees”) from and against all Damages actually asserted against or actually incurred by any Buyer Indemnitee as a result of or arising out of:

(i)            (A) any Taxes of a Target Company with respect to Pre-Closing Tax Periods, including, without limitation, any Tax imposed on any Target Company attributable to the making of the Section 338(h)(10) Election (including (i) any Tax imposed under section 1374 of the Code, (ii) any Tax imposed under Treasury Regulations Section 1.338(h)(10)-1(d)(2), or (iii) any state, local or foreign Tax imposed on Target Company’s gain, provided, however, Sellers will not be liable for, and their indemnification obligations under this Agreement will not apply to any (y) Taxes to the extent such Taxes are taken into account in the Closing Adjustment and (z) Taxes imposed on a Target Company resulting from actions, decisions or elections undertaken or made by Buyer or any of its Affiliates (including the Target Companies) after Closing without Key Seller’s written consent which consent shall not be unreasonably withheld; (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Target Company (or any predecessor of any of the Target Companies) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation; (C) all Taxes of any Person (other than any Target Company) imposed on any Target Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date;

(ii)           the failure of any representation or warranty stated in Article III (other than the Fundamental Representations stated therein and the representations and warranties stated in Section 3.15 (Tax Returns; Taxes)) to be true and correct as of the Effective Date and the Closing Date (or in the case of such representations and warranties that are as of a specific date, the failure of such representations and warranties to be true and correct as of such specified date);

(iii)          the failure of any of the Fundamental Representations stated in Article III and/or any of the representations and warranties stated in Section 3.15 (Tax Returns; Taxes) to be true and correct as of the Effective Date and the Closing Date (or, in the case of such representations and warranties that are as of a specified date, the failure of such representations and warranties to be true and correct as of such specified date);

(iv)           items (i), (ii), (iii), (vii) and/or (viii) (and (xi) solely as it relates to such items) under the definition of Company Indebtedness and Seller Transaction Expenses which are not fully repaid on the Closing Date or deducted from the Purchase Price;

(v)           all items and events set forth on Schedule 8.2(a)(v); and/or

(vi)          any breach by Energy Constructors of Section 6.15.

(b)           Subject to the terms and conditions set forth in this Agreement, from and after the Closing, each Seller will, severally but not jointly, indemnify, defend and hold harmless the Buyer Indemnitees from and against all Damages actually asserted against or actually incurred by any Buyer Indemnitee as a result of or arising out of:

(i)            the failure of any representation or warranty of such Seller stated in Article IV (other than the Fundamental Representations stated therein) to be true and correct as of the Effective Date and the Closing Date (or, in the case of such representations and warranties that are as of a specific date, the failure of such representations and warranties to be true and correct as of such specified date);

(ii)           the failure of any of the Fundamental Representations stated in Article IV to be true and correct as of the Effective Date and the Closing Date (or, in the case of such representations and warranties that are as of a specific date, the failure of such representations and warranties to be true and correct as of such specified date); and/or

(iii)           any breach by such Seller of any of such Seller’s covenants and agreements stated herein.

(c)           Each Seller’s obligation to indemnify the Buyer Indemnitees for Damages under Sections 8.2(a) and 8.2(b) is subject to the following limitations and requirements:

(i)           No indemnification will be made by any Seller pursuant to Section 8.2(a)(ii) unless and until the aggregate amount of all Damages incurred by or asserted against any Buyer Indemnitee that are indemnifiable hereunder (and are the subject of a written notice as provided in this Section 8.2) exceeds Five Hundred Thousand Dollars ($500,000) (such dollar amount being referred to as the “Basket”), and, if the aggregate amount of such Damages exceeds the Basket, Sellers will in accordance with their Pro Rata Percentage indemnify the Buyer Indemnitees for the aggregate amount of all such Damages in excess of the Basket (but subject to any other applicable limitations hereunder).

(ii)           The following sublimits of liability shall apply to Sellers’ indemnification obligations hereunder:

(A)           Subject to any other applicable limitations hereunder, each Seller’s aggregate indemnification obligations pursuant to Section 8.2(a)(ii) will be limited to its Pro Rata Percentage of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Cap Amount”), which amount is included in, counts toward and is not incremental to such Seller’s overall limit of liability provided for in Section 8.2(c)(ii)(B); and

(B)           Subject to any other applicable limitations hereunder, the aggregate liability of each Seller pursuant to this Section 8.2 will be limited to an amount equal to such Seller’s Pro Rata Percentage multiplied by the Closing Payment.

(iii)          Each Seller (each a “Seller Indemnifying Party”) will be obligated to indemnify a Buyer Indemnitee under this Section 8.2 only for those Claims for Damages as to which a Buyer Indemnitee has given such Seller Indemnifying Party written notice (1) promptly (but in no event later than ten (10) Business Days) after becoming aware of the facts giving rise to such Claim and (2) in any event prior to the end of the applicable Survival Period. Failure to timely provide such written notice shall not affect the right of the Buyer Indemnitee’s, except to the extent the Seller Indemnifying Party is prejudiced by such delay or omission. Any written notice delivered by a Buyer Indemnitee to such Seller Indemnifying Party with respect to Damages will set forth with reasonable specificity the basis of the claim for Damages if reasonably determinable at such time, and to the extent practicable, the amount of Damages claimed. Subject to the procedures with respect to Third-Party Claims under Section 8.5, if such written notice (or an amended notice) states the amount of Damages claimed and the applicable Seller Indemnifying Party notifies the applicable Buyer Indemnitee that such Seller Indemnifying Party does not dispute the Claim described in such written notice or fails to notify such Buyer Indemnitee within thirty (30) Business Days after delivery of such notice by such Buyer Indemnitee whether such Seller Indemnifying Party disputes the Claim described in such notice, Damages in the amount specified (but subject to the applicable indemnification limits) in such notice will be deemed agreed to by such Seller Indemnifying Party, and such Seller Indemnifying Party will be responsible for the payment of such Damages to such Buyer Indemnitee, unless Damages in respect of such Claim, once determined, are less than the amount specified in the written notice, in which event such Buyer Indemnitee will be entitled to recover such lesser amount (subject to the applicable indemnification limits). If the applicable Seller Indemnifying Party has timely disputed liability with respect to such Claim (each, a “Seller Disputed Claim”), Buyer and such Seller Indemnifying Party will proceed in good faith for a period of up to thirty (30) days to attempt to negotiate a resolution of such Seller Disputed Claim. If a written notice does not state the amount of Damages claimed, such omission will not preclude the Buyer Indemnitee from recovering from such Seller Indemnifying Party the amount of Damages with respect to the claim described in such notice if any such amount is not reasonably determinable at the time of delivery of such notice and it is promptly provided to such Seller Indemnifying Party once determined.

(d)           Subject to the procedures and limitations set forth in this Section 8.2, the applicable Seller Indemnifying Party will pay or cause to be paid the amount of any Damages to the applicable Buyer Indemnitee(s) within five (5) Business Days following the determination of an indemnifying party’s liability for, and the amount of, such Damages (whether such determination is made pursuant to the procedures set forth in this Article VIII, by agreement between the applicable Buyer Indemnitee and such Seller Indemnifying Party, or by a final judgment by a court of competent jurisdiction). Notwithstanding the foregoing, (i) any Damages that a Buyer Indemnitee is entitled to receive pursuant to Section 8.2(a)(ii) shall be payable solely from the Escrow Account, and (ii) any other payment that Sellers are obligated to make to any Buyer Indemnitee pursuant to Section 8.2(a) will be satisfied first, to the extent there are sufficient funds in the Escrow Account, by release of funds to such Buyer Indemnitee from the Escrow Account by the Escrow Agent in accordance with the terms of the Escrow Agreement and then, to the extent the Escrow Amount is insufficient to pay any remaining amounts due, or the Escrow Account no longer then exists, Sellers will be required to pay all of such additional sums due and owing to such Buyer Indemnitee in accordance with and subject to the terms and limitations of this Article VIII. Key Seller will cooperate expeditiously with Buyer to prepare and execute written instructions to Escrow Agent necessary to effectuate the release of any funds from the Escrow Account as required hereunder. Notwithstanding the foregoing, with respect to any Damages that a Buyer Indemnitee is entitled to receive pursuant to Section 8.2(a) , in the event that the Escrow Amount is insufficient to pay any such Damages due, or the Escrow Account no longer then exists and a Seller (a “Non-Performing Seller”) does not pay its Pro Rata Percentage of such Damages (the “Missing Payment”) within five (5) Business Days following the determination of such Non-Performing Seller’s liability for, and the amount of, the Missing Payment, then Key Seller will pay the Missing Payment on behalf of the Non-Performing Seller to the applicable Buyer Indemnitee, provided that Key Seller shall be entitled to seek reimbursement from such Non-Performing Seller for such payment. Buyer may, upon Buyer’s election in its sole discretion, require any other payment that any Seller is obligated to make to any Buyer Indemnitee pursuant to Section 8.2 to be paid by release of funds to Buyer from the Escrow Account by the Escrow Agent in accordance with the terms of the Escrow Agreement; provided, however, that the funds to be released from the Escrow Account with respect to the obligation of any Seller shall not exceed such Seller’s Pro Rata Percentage of the Escrow Account.

Section 8.3            Buyer’s Agreement to Indemnify.

(a)           Subject to the terms and conditions set forth in this Agreement, the Buyer Parties will, jointly and severally, indemnify and hold harmless each Seller and its Affiliates (collectively, the “Seller Indemnitees”) from and against all Damages actually asserted against or actually incurred by any Seller Indemnitee as a result of or arising out of:

(i)            the failure of any representation or warranty stated in Article V (other than the Fundamental Representations stated therein) to be true and correct as of the Effective Date and the Closing Date (or, in the case of such representations and warranties that are as of a specific date, the failure of such representations and warranties to be true and correct as of such specified date);

(ii)           the failure of any of the Fundamental Representations stated in Article V to be true and correct as of the Effective Date and the Closing Date (or, in the case of such representations and warranties that are as of a specific date, the failure of such representations and warranties to be true and correct as of such specified date); and/or

(iii)           any breach of any of the covenants and agreements of Buyer or Parent stated herein.

(b)           Buyer will, and Parent will cause Buyer to, pay or cause to be paid the amount of any Damages to the Seller Indemnitee(s) within five (5) Business Days following the determination of Buyer’s liability for and the amount of Damages (whether such determination is made pursuant to the procedures set forth in this Article VIII, by agreement between Buyer and the Seller Indemnitee, or to the extent determined by a final judgment by a court of competent jurisdiction).

Section 8.4            Calculation of Damages.

(a)           All Damages hereunder will be determined net of any (i) Third-Party Awards; (ii) any actual tax savings arising from such Damages, in each case, to the extent realized by the applicable Buyer Indemnitee or Seller Indemnitee; and (iii) any amount that specifically pertains to such Damages to the extent such amount is reflected in the calculation of Final Working Capital Value. With respect to any indemnification claim with respect to Damages some portion or all of which the applicable Buyer Indemnitee or Seller Indemnitee may reasonably be entitled to recover pursuant to a Third-Party Award, such Buyer Indemnitee or Seller Indemnitee, as the case may be, will use commercially reasonable efforts to pursue and recover such Third-Party Award; provided, that nothing herein shall require any indemnified party to seek, obtain or maintain any policy of insurance or shall require any Buyer Indemnitee to pursue an Action against a customer or supplier of the Business or against any employee, officer or director of Buyer or the Target Companies.

(b)           NO PARTY SHALL HAVE ANY LIABILITY UNDER ANY PROVISION OF THIS AGREEMENT FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING BUSINESS INTERRUPTION, DIMINUTION OF VALUE, LOSS OF FUTURE REVENUE, PROFITS OR INCOME, OR LOSS OR BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT. THE RESTRICTION SET FORTH IN THE FOREGOING SENTENCE DOES NOT APPLY, HOWEVER, TO A THIRD PARTY CLAIM THAT INCLUDES SUCH DAMAGES.

Section 8.5             Indemnification Procedures for Third-Party Claims. Claims for indemnification by Buyer Indemnitees or Seller Indemnitees under this Agreement and resulting from the assertion of liability by third parties (each, a “Third-Party Claim”), will be subject to the following terms and conditions:

(a)           Any party against whom any Third-Party Claim is asserted will give the indemnifying party written notice of any such Third-Party Claim promptly (but in no event later than ten (10) days) after learning of such Third-Party Claim. Failure to timely provide such written notice shall not affect the right of a party to indemnification, except to the extent the indemnifying party is prejudiced by such delay or omission. The indemnifying party may, at its option, undertake the defense of such Third-Party Claim by representatives of its own choosing which are reasonably acceptable to the indemnified party, provided, however, that the indemnifying party may not undertake the defense of Third-Party Claims solely related to or seeking non-monetary relief or Third-Party Claims that solely involve criminal allegations, in each case unless the indemnified party does not defend, contest or settle such Third-Party Claim, in which event the indemnifying party may contest and defend (but not settle) such Third-Party Claim. Notice of intention so to contest and defend will be given by the indemnifying party to the indemnified party within twenty (20) Business Days after the indemnified party provides a notice of Third-Party Claim (but in all events, at least five (5) Business Days prior to the date that an answer to such Third-Party Claim is due to be filed). If the indemnifying party fails to assume the defense of such Third-Party Claim within the required time period, the Buyer Indemnitee or the Seller Indemnitee, as the case may be, against whom such Third-Party Claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense of such Third-Party Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination of such Third-Party Claim. The indemnifying party, whether or not it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, settle, or consent to the settlement of or consent to the entry of any judgment arising from, any Third-Party Claim; provided, however, that the indemnified party may grant or withhold its consent in its sole discretion if (i) such judgment or settlement does not include as an unconditional term thereof the giving by all indemnifying parties and all claimants or plaintiffs to the indemnified party a complete release from all liability, obligations, conditions or restrictions in respect of such Third-Party Claim or (ii) such judgment or settlement would result in the finding or admission of any violation of Law. The indemnified party shall not, without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed, settle, or consent to the settlement of or consent to the entry of any judgment arising from, any Third-Party Claim; provided, however, that the indemnifying party may grant or withhold its consent in its sole discretion if such judgment or settlement does not include as an unconditional term thereof the giving by all indemnified parties and claimants or plaintiffs to the indemnifying party a complete release from all liability, obligations, conditions or restrictions in respect of such Third-Party Claim. If the indemnifying party assumes such defense, the Buyer Indemnitee or the Seller Indemnitee, as the case may be, will have the right to participate in the defense thereof and to employ counsel, at its own expense (which expense will not constitute Damages unless the indemnifying party has not employed counsel to assume the defense of such action within a reasonable time, and only to the extent that such expenses are reasonable), separate from the counsel employed by the Buyer Indemnitee or the Seller Indemnitee, as applicable, it being understood, however, that the indemnifying party will control such defense; provided that if in the reasonable opinion of counsel there is a conflict of interest between the indemnifying party and the Buyer Indemnitee or the Seller Indemnitee, as the case may be, the indemnifying party shall be responsible for the reasonable fees and expenses of separate counsel for the Buyer Indemnitees or Seller Indemnitees, as the case may be, in connection with such defense.

(b)           The indemnifying party and the Seller Indemnitee or Buyer Indemnitee, as applicable, will provide each other such cooperation as may be reasonably requested and at the expense of the indemnifying party in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any Third-Party Claim in respect of which indemnity is sought under this Article VIII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

Section 8.6            No Duplication. Any liability for indemnification under this Agreement will be determined without duplication of recovery by reason of any state of facts (a) giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement, or (b) taken into account in determining any adjustment to the Purchase Price pursuant to Section 2.5.

Section 8.7             Sole and Exclusive Remedy. Notwithstanding any provision hereof, the Buyer Parties, on behalf of themselves and the other Buyer Indemnitees, agree that, except with respect to (a) claims arising from fraud or intentional misconduct or (b) equity claims arising from a breach of Section 6.7 or any other covenant of Sellers which survives the Closing Date, the sole and exclusive remedy of Buyer Parties from and after the Closing Date, on behalf of themselves and the other Buyer Indemnitees, against Sellers with respect to (i) this Agreement and (ii) the events giving rise to this Agreement and the transactions contemplated by this Agreement, will be limited to the indemnification provisions set forth in this Article VIII, and all other rights and remedies in respect of such a breach or breaches (“Other Rights and Remedies”) by Sellers are hereby expressly forever waived. Buyer Parties, on behalf of themselves and the other Buyer Indemnitees, hereby covenant not to sue or seek indemnification from Sellers in connection with any Other Rights and Remedies.

Section 8.8            Cooperation; Access to Records.

(a)           After the Closing, Buyer shall, and Parent shall cause Buyer to, and Buyer shall cause the Target Companies to, provide reasonable cooperation to Sellers and its advisors and representatives in connection with Sellers’ investigation of or response to any claim for indemnification by a Buyer Indemnitee under this Agreement.

(b)           In order to facilitate the resolution of any claims made against or incurred by Sellers (as it relates to the Target Companies), for a period of seven (7) years after the Closing, Buyer shall, and Parent shall cause Buyer to, and Buyer shall cause the Target Companies to, (i) retain the books and records of the Target Companies relating to periods prior to the Closing and (ii) afford Key Seller reasonable access at its expense (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records.

Section 8.9             Effect of Knowledge of Breach. The Buyer Parties acknowledge that they have had the opportunity to conduct due diligence and investigation with respect to the Target Companies, and in no event shall the Sellers have any liability to Buyer Parties with respect to a breach of representation, warranty or covenant under this Agreement (or the performance of obligations under this Agreement) to the extent that Buyer Parties had as of the date of this Agreement actual knowledge of such breach, or had actual knowledge of the facts and circumstances constituting such breach and knew such facts and circumstances constituted a breach.

ARTICLE IX

TERMINATION

Section 9.1            Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date:

(a)           by mutual written consent of Key Seller and Buyer;

(b)           by Key Seller or Buyer at any time after August 30, 2013 (the “Termination Date”), if the Closing shall not have occurred by such date; provided, that a Party will not be entitled to terminate this Agreement pursuant to this Section 9.1(b) if such Party’s failure to comply fully with its obligations under this Agreement has prevented the Closing from occurring;

(c)           by Buyer, if

(i)           Sellers have breached any (A) covenant or agreement contained in this Agreement in any material respect or (B) any representation or warranty of Sellers contained in this Agreement, which breach has caused or is reasonably likely to cause a Material Adverse Effect; provided, that, in the event of a breach of a representation, warranty, covenant or agreement that is reasonably capable of being cured, notice of the breach of such representation, warranty, covenant or agreement has been delivered by Buyer and Sellers do not cure such breach by the earlier to occur of the fifteenth (15th) Business Day after receipt of such notice or the Termination Date; or

(ii)           any of the conditions set forth in Section 7.1 or Section 7.2 have become impossible to satisfy; provided, that Buyer will not be entitled to terminate this Agreement under this Section 9.1(c)(ii) if Buyer’s or Parent’s breach of any of its covenants or agreements hereunder is the principle reason that any such conditions have become impossible to satisfy; or

(d)           by Key Seller, if

(i)           Buyer or Parent has breached any (A) covenant or agreement contained in this Agreement in any material respect or (B) any representation or warranty of Buyer or Parent contained in this Agreement, which breach has caused or is reasonably likely to materially and adversely affect the ability of Buyer or Parent to consummate the transactions contemplated by this Agreement; or

(ii)           any of the conditions set forth in Section 7.1 or Section 7.3 have become impossible to satisfy; provided, that Key Seller will not be entitled to terminate this Agreement under this Section 9.1(d)(ii) if the breach by any Seller of such Seller’s covenants or agreements hereunder is the principal reason that any such conditions have become impossible to satisfy.

Section 9.2            Procedure for and Effect of Termination. In the event of termination of this Agreement by the Parties under Section 9.1, written notice thereof will be given by a Party so terminating to the other Parties and this Agreement will forthwith terminate and will, except as set forth in this Section 9.2, become null and void and of no further effect, and the transactions contemplated by this Agreement will be abandoned without further action by Sellers or Buyer. In addition, if this Agreement is terminated under Section 9.1, there will be no liability or obligation under this Agreement on the part of Sellers or Buyer or any of their respective directors, officers, employees or Affiliates, except that any Party will have liability to the other Parties (but only for Damages) if the basis of termination is fraud or the breach by the non-terminating Parties of one or more of the covenants or agreements (but not representations or warranties) stated in this Agreement. Notwithstanding the foregoing, the obligations provided for in Section 6.8 (Public Announcements), Section 10.10 (Expenses and Attorney's Fees) and this Section 9.2 shall survive any termination.

ARTICLE X

GENERAL

Section 10.1          Amendments. This Agreement and any Exhibit or Schedule to this Agreement may be amended only by agreement in writing signed by Buyer and Key Seller.

Section 10.2           Exhibits; Schedules; Integration. Each exhibit and schedule delivered pursuant to the terms of this Agreement will be in writing and will constitute a part of this Agreement, although such exhibits and schedules need not be attached to each copy of this Agreement. This Agreement, together with such exhibits and schedules, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith, except for the Confidentiality Agreement, dated as of February 25, 2013, between the Limited Partnership and Parent.

Section 10.3          Governing Law; Exclusive Jurisdiction.

(a)           This Agreement and the legal relations between the Parties will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choices or conflict of law provision or rules thereof, and except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of incorporation of the respective Parties.

(b)           Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby shall be brought and determined in any federal court in Delaware (or to the extent any such federal court does not have jurisdiction, any state court sitting in Delaware) and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Delaware with respect to any matter under this Agreement shall be binding.

(c)           To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in this Section 10.3. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of the above-named court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR OTHERWISE ARISING FROM THE TRANSACTIONS CONTEMPLATED HEREBY

Section 10.4           Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction will not affect the validity or enforceability of the other terms or provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions will remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

Section 10.5           No Assignment. Neither this Agreement nor any rights or obligations under it will be assignable, except with the prior written consent of the other Party or Parties, as the case may be.

Section 10.6          Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 10.7          Counterparts. This Agreement and any amendment hereto or any of the other documents delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts will constitute one and the same agreement (or other document) and will become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Parties.

Section 10.8          Parties in Interest. This Agreement will be binding upon and inure to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any Party.

Section 10.9          Notices. All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the following address or (b) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or Person as a party may designate by notice to the other parties):

If to Buyer or Parent, addressed to:

Energy & Mining Holding Company, LLC

17988 Edison Avenue

Chesterfield, Missouri 63005

Attention: General Counsel

Fax: (636) 530-8700

With a copy to (which will not constitute notice):

Thompson Coburn LLP

One US Bank Plaza

St. Louis, Missouri 63101

Attention: Kimberly M. Eilerts

Fax: (314) 552-7172

If to Sellers, addressed to:

Brinderson Holding Company

19700 Fairchild, Suite 270

Irvine, CA 92612

Attention: Patrick Carrier
Facsimile: (949) 250-2960

Email: pcarrier@brindersonhc.com

With a copy to (which will not constitute notice):

Gibson, Dunn & Crutcher LLP
3161 Michelson Drive
Irvine, CA 92612
Attention: John M. Williams
Facsimile: (949) 475-4673
Email: jwilliams@gibsondunn.com

Section 10.10        Expenses and Attorneys' Fees. All fees required for the premerger notification under HSR, all fees incurred in connection with the entry into the Escrow Agreement and the cost of the D&O Tail shall be paid one half by Sellers and one half by Buyer (or Parent if Buyer does not promptly pay). Except as otherwise provided herein, each Party hereto will each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated by this Agreement, including but not limited to the fees, expenses and disbursements of their respective investment bankers, accountants and counsel. In the event any Action is brought in respect of this Agreement or any of the documents referred to in this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and other costs incurred in such Action, in addition to any relief to which such party may be entitled.

Section 10.11        Appointment of Key Seller as Sellers’ Representative.

(a)           Each Seller constitutes and appoints Key Seller as its representative and its true and lawful attorney-in-fact, with full power and authority in its name and on its behalf:

(i)            to act on such Seller’s behalf in the absolute discretion of Key Seller with respect to all matters relating to any Transaction Document, including (A) execution and delivery of any amendment, supplement, or modification of this Agreement, (B) any waiver of any claim or right arising out of any Transaction Document, and (C) any action contemplated hereby as to be taken by Key Seller;

(ii)           in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 10.11; and

(iii)          without limiting the generality of the foregoing, to interpret all of the terms and provisions of any Transaction Document, to compromise any claims asserted hereunder and to authorize any release of the consideration to be made with respect thereto, on behalf of Sellers and their successors, and to incur expenses on behalf of Sellers and their successors.

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Seller or by operation of law, whether by the death or incapacity of any Seller or by the occurrence of any other event. Each Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by Key Seller pursuant to this Section 10.11. A decision, act, consent or instruction of Key Seller constitutes a decision of all Sellers. Each Seller agrees that Key Seller shall have no obligation or liability to any Person for any action taken or omitted by Key Seller in good faith as Sellers’ representative, and each Seller shall indemnify and hold harmless Key Seller from, and shall pay to Key Seller the amount of, or reimburse Key Seller for, any Damages that Key Seller may suffer, sustain, or become subject to as a result of any such action or omission by Key Seller as Sellers’ representative under this Agreement. Key Seller shall incur no liability to Sellers with respect to any action taken or suffered by Key Seller in reliance upon any note, direction, instruction, consent, statement or other documents believed by Key Seller to be genuinely and duly authorized. Key Seller may, in all questions arising under this Agreement, rely on the advice of counsel and Key Seller shall not be liable to Sellers for anything done, omitted or suffered in good faith by Key Seller based on such advice. Key Seller shall be reimbursed by Sellers (pro rata, based on their Pro Rata Percentage) for Key Seller’s reasonable out-of-pocket expenses incurred in serving as Sellers’ representative.

(b)           Buyer and Parent shall be entitled to rely upon any document or other paper delivered by Key Seller as being authorized by Sellers, and Buyer and Parent shall not be liable to any Seller for any action taken or omitted to be taken by Buyer or Parent based on such reliance.

(c)           Until all obligations under this Agreement shall have been discharged, Sellers (or their successors) who, immediately prior to the Closing, are entitled in the aggregate to receive more than 50% of the Purchase Price, may, from time to time upon notice to Buyer, appoint a new Sellers’ representative upon the death, incapacity, or resignation of Key Seller. All power, authority, rights and privileges conferred herein to Key Seller shall apply to any successor Seller’ representative.

(d)           The Parties hereto acknowledge and agree that, in any dispute or Action arising under or in connection with this Agreement following the Closing, each Seller, including Key Seller in its capacity as Sellers’ representative, shall have the right, at such Person’s election, to retain Gibson, Dunn & Crutcher LLP to represent such Person in such matter. Each of Buyer, Parent, the General Partner, the Limited Partnership, for itself and on behalf of its respective affiliates, successors and assigns, hereby waives any actual or potential conflicts of interests arising from any such representation and hereby consents to any such representation in any such matter.

Section 10.12        Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably injured if any of the provisions of this Agreement are not performed in accordance with their specific terms and that money damages may not or would not be an adequate remedy in such event. Therefore, notwithstanding anything contained herein to the contrary and in addition to any other remedy available to a Party hereunder, whether before or after the Closing Date, the non-breaching Party will be entitled to specific performance of this Agreement and injunctive or other equitable relief to prevent breaches of this Agreement and to specifically enforce the provisions hereof.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the day and year first above written.

BUYER

ENERGY & MINING HOLDING COMPANY, LLC

By:	/s/ David A. Martin
	Name:	David A. Martin
	Title:	Senior Vice President and Chief
Financial Officer

PARENT

AEGION CORPORATION

By:	/s/ J. Joseph Burgess
	Name:	J. Joseph Burgess
	Title:	President and Chief Executive Officer

LIMITED PARTNERSHIP

BRINDERSON, L.P.

By:	/s/ Russell Conda
	Name:	Russell Conda
	Title:	President and Chief Executive Officer

GENERAL PARTNER

GENERAL ENERGY SERVICES

By:	/s/ Russell Conda
	Name:	Russell Conda
	Title:	President and Chief Executive Officer

ENERGY CONSTRUCTORS, INC. (SOLELY FOR THE PURPOSES OF SECTION 6.15 AND ARTICLE X)

By:	/s/ Patrick Carrier
	Name:	Patrick Carrier
	Title:	Authorized Person

[Signature Page to Equity Purchase Agreement]

GARY BRINDERSON (SOLELY FOR THE PURPOSES OF SECTION 6.4, SECTION 6.7 AND ARTICLE X)

/s/ Gary Brinderson
Gary Brinderson, in his individual capacity

[Signature Page to Equity Purchase Agreement]

SELLERS

/s/ Michelle Adams
Michelle Adams

[Signature Page to Equity Purchase Agreement]

/s/ Ronnie Barton
Ronnie Barton

[Signature Page to Equity Purchase Agreement]

/s/ Steve Barton
Steve Barton

[Signature Page to Equity Purchase Agreement]

/s/ Kirk P. Bechtold
Kirk P. Bechtold

[Signature Page to Equity Purchase Agreement]

/s/ Ian N. Cairns
Ian N. Cairns

[Signature Page to Equity Purchase Agreement]

/s/ Frank Capristo
Frank Capristo

[Signature Page to Equity Purchase Agreement]

/s/ Gladys Chiu
Gladys Chiu

[Signature Page to Equity Purchase Agreement]

/s/ Russell Conda
Russell Conda

[Signature Page to Equity Purchase Agreement]

/s/ Richard B. Fontaine
Richard B. Fontaine

[Signature Page to Equity Purchase Agreement]

/s/ Kevin Hamilton
Kevin Hamilton

[Signature Page to Equity Purchase Agreement]

/s/ Michael J. Hiller
Michael J. Hiller

[Signature Page to Equity Purchase Agreement]

/s/ Jerry James
Jerry James

[Signature Page to Equity Purchase Agreement]

/s/ Julie Kinder
Julie Kinder

[Signature Page to Equity Purchase Agreement]

/s/ Dan Lubeck
Dan Lubeck

[Signature Page to Equity Purchase Agreement]

/s/ William E. McElroy
William E. McElroy

[Signature Page to Equity Purchase Agreement]

/s/ Pat McMahon
Pat McMahon

[Signature Page to Equity Purchase Agreement]

/s/ Jerri McCarthy
Jerri McCarthy

[Signature Page to Equity Purchase Agreement]

/s/ Christopher Panichi
Christopher Panichi, Trustee of the 2013 Panichi Irrevocable Trust dated January 16, 2013

[Signature Page to Equity Purchase Agreement]

/s/ Chris Pratt
Chris Pratt

[Signature Page to Equity Purchase Agreement]

/s/ Jim Price
Jim Price

[Signature Page to Equity Purchase Agreement]

/s/ Kevin Rippee
Kevin Rippee

[Signature Page to Equity Purchase Agreement]

/s/ Robert Sheh
Robert Sheh

[Signature Page to Equity Purchase Agreement]

/s/ William F. Short
William F. Short

[Signature Page to Equity Purchase Agreement]

/s/ Todd Steinert
Todd Steinert

[Signature Page to Equity Purchase Agreement]

/s/ Martin Sylvester
Martin Sylvester

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/s/ Richard Vickers
Richard Vickers

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/s/ Michael Voss
Michael Voss, Trustee of M. & K. Voss Trust dated July 15, 1999

[Signature Page to Equity Purchase Agreement]

/s/ Joshua West
Joshua West

[Signature Page to Equity Purchase Agreement]

/s/ Gary J. Wilson
Gary J. Wilson

[Signature Page to Equity Purchase Agreement]

/s/ Eric Winders
Eric Winders

[Signature Page to Equity Purchase Agreement]

/s/ Michael Francis Wolf
Michael Francis Wolf

[Signature Page to Equity Purchase Agreement]

/s/ John Zaepfel
John Zaepfel

[Signature Page to Equity Purchase Agreement]

KEY SELLER

/s/ Tim W. Carr
Name:	Tim W. Carr
Date:

and

/s/ Richard B. Fontaine
Name:	Richard B. Fontaine
Date:

Trustees of the BCSD TRUST dated January 28, 1993, as amended and restated

[Signature Page to Equity Purchase Agreement]

BBK 2012 TRUST

By:	/s/ Gary Brinderson
	Name:	Gary Brinderson
	Title:	Trustee of BBK 2012 Trust

CDB 2012 TRUST

By:	/s/ Gary Brinderson
	Name:	Gary Brinderson
	Title:	Trustee of CDB 2012 Trust

SBM 2012 TRUST

By:	/s/ Gary Brinderson
	Name:	Gary Brinderson
	Title:	Trustee of SBM 2012 Trust

DBB 2012 TRUST

By:	/s/ Gary Brinderson
	Name:	Gary Brinderson
	Title:	Trustee of DBB 2012 Trust

[Signature Page to Equity Purchase Agreement]